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Filed Pursuant to Rule 424(b)(5)

A filing fee of $27,687 calculated in accordance with
Rule 457(r), is payable to the SEC in connection with the
offering of debt securities from the Registration Statement
(File 333-138600) by means of this prospectus supplement
and the accompanying prospectus. The proposed
maximum aggregate offering price is based on a maximum
aggregate principal amount of debt securities sold of
$258,750,000, including amounts that may be purchased by
the underwriters pursuant to their over-allotment option.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus and the accompanying prospectus are not offers to sell these securities and are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION	NOVEMBER 13, 2006

(To Prospectus dated November 13, 2006)

$225,000,000

             % Convertible Senior Notes due 2026

NOTES

–>
We are offering $225,000,000 aggregate principal amount of our       % convertible senior notes due 2026. The notes will mature on November 15, 2026.

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We will pay       % interest per annum on the principal amount of the notes until November 15, 2011, and             % interest per annum on the principal amount of notes thereafter. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007. Interest will accrue on the notes from and including November     , 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

CONVERSION

–>
The notes will be convertible into cash or, at our option, cash and shares of our common stock based on an initial conversion rate, subject to adjustment, of             shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $             per share), in certain circumstances. In addition, subject to our right to elect to change the conversion rate and conversion obligation in connection with a "public acquirer fundamental change," following a "make-whole fundamental change" that occurs prior to November 15, 2011, the conversion rate for a holder who elects to convert its notes in connection with such "make-whole fundamental change" will increase in certain circumstances.

–>
Holders may convert their notes prior to stated maturity only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value of the notes during the note measurement period; (3) upon the occurrence of specified corporate transactions; (4) if we have called the notes for redemption; and (5) at any time from, and including, October 15, 2011 to, and including, November 15, 2011 and at any time on or after November 15, 2024. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the notes to be converted and the total conversion obligation. We will deliver, at our option, cash, or shares of our common stock or a combination of cash and shares of our common stock for the remainder, if any, of the conversion obligation. The conversion obligation is based on the sum of the "daily settlement amounts" described in this prospectus supplement for the 20 consecutive trading days that begin on, and include, the second trading day after the day the notes are surrendered for conversion.

REDEMPTION AND REPURCHASE

–>
On or after November 15, 2011, we may from time to time at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

–>
On each of November 15, 2011, November 15, 2016 and November 15, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

–>
Holders may require us to repurchase all or a portion of their notes upon a "fundamental change," as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

RANKING

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The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, and junior to any of our existing and future secured indebtedness to the extent of the security therefor. The notes will not be guaranteed by our subsidiaries or joint ventures, and accordingly will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries and joint ventures (including trade payables).

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As of September 30, 2006, we had no senior indebtedness outstanding, our subsidiaries had approximately $41.6 million in liabilities to which the notes will be structurally subordinate, and we had a nominal amount of secured indebtedness outstanding.

USE OF PROCEEDS

–>
We intend to use approximately $              million of the net proceeds to fund convertible note hedge transactions to be entered into with one or more financial institutions, one or more of which may be affiliates of the underwriters, which transactions are designed to offset our exposure to potential dilution upon conversion of the notes. Remaining proceeds will be used for general corporate purposes. Although no commitments or agreements have currently been made for any such purposes, they could include future investments in our various strategic growth initiatives. They could also include future share repurchases.

LISTING

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The notes will not be listed on any securities exchange or quoted on any automated quotation system.

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Our common stock is listed on The Nasdaq Global Select Market under the symbol "ELNK." On November 10, 2006, the last reported sale price of our common stock on The Nasdaq Global Select Market was $6.80 per share.

See "Risk factors" beginning on page S-15 of this prospectus supplement to read about important factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	%	$

Underwriting discounts and commissions	%	$

Proceeds, before expenses, to us	%	$

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $33,750,000 aggregate principal amount of the notes to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-form only through The Depository Trust Company on or about November     , 2006.

Joint Book-Running Managers

UBS Investment Bank	Banc of America Securities LLC
Stabilization Agent

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any "free writing prospectus" we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such "free writing prospectus." We are offering to sell, and seeking offers to buy, our             % convertible senior notes due 2026 only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such "free writing prospectus" is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Summary	S-1
Summary historical condensed consolidated financial data	S-12
Risk factors	S-15
Use of proceeds	S-38
Market price of common stock	S-38
Dividend policy	S-39
Capitalization	S-40
Description of the notes	S-42
Purchase of convertible note hedge and sale of warrants	S-74
Description of capital stock	S-75
Certain U.S. federal income tax considerations	S-81
Underwriting	S-88
Legal matters	S-93
Independent registered public accounting firm	S-93

Prospectus

About this prospectus	2
Where you can find more information	2
Incorporation of documents by reference	2
Special note regarding forward-looking statements	3
Use of proceeds	4
Consolidated ratio of earnings to fixed charges	4
Dividend policy	5
Legal Matters	5
Experts	5

Summary

This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes. You should read carefully the entire prospectus supplement and the accompanying prospectus, including the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference therein, before making an investment decision. Except as otherwise indicated or required by context, references in this prospectus supplement to "we," "us," "our," "EarthLink," or the "company" refer to the combined business of EarthLink, Inc. and its subsidiaries.

OUR COMPANY

Overview

EarthLink, Inc. is an Internet service provider, or ISP, providing nationwide Internet access and related value-added services to individual and business customers. We are becoming a total communications provider by expanding into new markets, such as Voice over Internet Protocol, or VoIP, municipal Wi-Fi and wireless voice and data services. Our primary service offerings are narrowband and broadband Internet access, advertising and related marketing and web hosting services. We provide our broad range of services to more than five million paying customers through a nationwide network of dial-up points of presence, or POPs, and a nationwide broadband footprint consisting of digital subscriber lines, or DSL, cable and municipality-sanctioned Wi-Fi networks.

Industry background

The Internet access market in the U.S. grew dramatically from the mid-1990s through 2000 but has experienced slower growth subsequently as the market has reached a mature stage of growth. Approximately 77 million households were estimated to have had Internet access services as of December 31, 2005, and three to four million new households are currently adding Internet access each year. Within the total Internet access market, there are three distinct markets: broadband access, premium narrowband access and value narrowband access. Broadband, or high-speed, access is typically priced at $20 to $50 per month and generally offers users faster connection and download speeds than narrowband access. The market for broadband access is rapidly growing; however, new subscriber growth is gradually slowing as the market matures and competition for customers without broadband access continues to intensify. Broadband service providers increasingly pursue aggressive price-based competitive strategies. As a result, pricing for broadband services, particularly for introductory promotional periods, services bundled with cable and telephone services, and services with slower speeds, has been declining and is approaching prices for traditional dial-up services. Premium narrowband access services, which are typically priced at $17.95 to $25.90 per subscriber per month, offer service with additional features such as telephone technical support, proprietary content, parental controls, pop-up blockers, security functions, extra email storage and accelerator capabilities. Value-priced narrowband access providers offer services with a limited set of features priced typically at $9.95 to $14.95 per month and are attracting households new to the Internet or current Internet users interested in reducing their cost of Internet access. The market for premium narrowband access has been shrinking, as consumers move to broadband and value narrowband services.

As the Internet has become a larger part of people's lives and advanced applications have come to require greater bandwidth, broadband use has become more widespread. Currently, residential broadband consumers access the Internet principally through cable modems and DSL. However, an increasing array of alternative broadband access technologies, such as wireless broadband and broadband over powerlines, is becoming available. The availability of these alternatives is expected to further encourage future broadband deployment and penetration. In addition, one of the outgrowths from the rapid deployment of broadband connectivity has been the adoption of VoIP. VoIP is a technology that enables voice communications over the Internet through the conversion of voice signals into data packets. VoIP technology presents several advantages over the technology used in traditional wireline telephone networks and enables VoIP providers to operate with lower capital expenditures and operating costs while offering both traditional and innovative service features.

Revenue sources

We provide all three types of Internet access services described above (premium narrowband access; value narrowband access; and broadband access), web hosting services and advertising and other value-added services, such as mail storage and security. During 2006, we began providing VoIP services, managed data network services through our acquisition of New Edge Holding Company, or New Edge, and municipal Wi-Fi services. Our subscriber base remained consistent at approximately 5.3 million paying subscribers as of September 30, 2005 and 2006. In addition, the mix of customers has shifted toward broadband services, reflecting the growth of this component of the Internet access market and our expanding broadband footprint and offerings; and toward value-priced narrowband Internet access services for consumers that are slower to adopt broadband services. Our traditional, premium-priced narrowband subscriber base and revenues have been declining reflecting the maturity of this service.

We derive substantially all revenues from services and related fees. The remaining revenues relate to sales of equipment and devices used by our customers to access our services. We had approximately 3.3 million narrowband subscribers, 1.9 million broadband subscribers and 116,000 web hosting accounts as of September 30, 2006. Narrowband access revenues, broadband access revenues, advertising and other value-added services revenues and web hosting revenues represented 48%, 42%, 7% and 3%, respectively, of total revenues for the nine months ended September 30, 2006. We expect broadband access revenues to eventually account for a greater percentage of total revenues than narrowband access revenues.

Business strategy and risks

Our business strategy is to sustain and build upon our strong position in the U.S. Internet access market by focusing on broadband and value-priced narrowband access to generate organic subscriber growth; become a total communications provider by expanding into new markets, such as VoIP services, municipal Wi-Fi services and wireless voice and data services; market high quality, differentiated products and services; and improve or maintain operating margins on our existing service offerings to fund growth. We believe the most important factors for us to execute our business strategy are the following:

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exploring, identifying and investing in growth opportunities, such as VoIP services and municipal Wi-Fi services, and successfully implementing strategies to add customers and deliver these services cost effectively;

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managing the rate of decline of our traditional, premium-priced narrowband access subscriber base and revenues and balancing aggressive promotional pricing with the number of subscribers we are able to add and/or retain while continuing to manage operating costs;

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continuing the growth of our PeoplePC-branded, value-priced narrowband access and our broadband service offerings in spite of competition from current and new competitors;

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differentiating our products and services to enable us to deliver high quality services that improve customers' Internet experiences;

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continuing to identify opportunities to improve the cost structure of our business without impacting the quality of services we provide;

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renewing, extending or otherwise entering into wholesale broadband access agreements with telecommunications providers at competitive and improved wholesale broadband access prices and, in the event there are adverse changes in the retail pricing environment for broadband access services, at wholesale broadband access prices that decrease sufficiently to at least coincide with declines in retail prices; and

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exploring and evaluating potential strategic transactions that we believe may complement our current and future business activities and successfully integrating any new acquisitions and investments into our business.

The primary challenges we face in executing our business strategy are successfully developing and implementing new products and services on a timely basis, competition, purchasing cost-effective wholesale broadband access, and maintaining profitability in our Internet access services.

Looking ahead

As the market for premium narrowband continues to decline, we will continue to focus our efforts on broadband services and value-priced narrowband services. We also expect to use the cash generated from these services to fund our strategic growth initiatives. These initiatives will be focused on expanding our marketing efforts for VoIP services, widening our municipal broadband Wi-Fi footprint and the various Wi-Fi services we offer, expanding the marketing and distribution efforts for HELIO, our joint venture with SK Telecom Ltd., or SK Telecom, and increasing our small and medium enterprise, or SME, service offerings. Overall profits declined during the three and nine months ended September 30, 2006 compared to the prior year periods, and we expect this trend to continue for the remainder of 2006 due to the implementation of these strategic growth initiatives, as well as the proportionate share of losses we expect to incur as a result of the start-up nature of HELIO's operations. Implementation of new services involves initial product development and infrastructure costs in addition to sales and marketing costs. The operating models for these services are similar to the ISP operating model upon which we have based our current operations. Specifically, after developing an infrastructure to support the offering, we plan to invest in sales and marketing to add customers who generate recurring revenues, while we incur customer support and telecommunications costs to provide these services. Because this year was one in which we invested in product development, infrastructure and sales and marketing efforts for our new services, our profitability thus far in 2006 was adversely impacted because revenues for these services did not exceed these initial costs. We expect this trend to continue for the remainder of 2006. However, we believe management can exercise discretion in deploying product development and sales and marketing resources to manage the growth of the VoIP and municipal broadband customer bases. We also expect HELIO to continue to incur losses, as HELIO is in a similar stage with respect to its service offerings. We record our proportionate share of HELIO's losses in our results of operations, so our profitability for the remainder of 2006 will also be adversely impacted because of HELIO's losses.

The factors we believe are instrumental to the achievement of our goals and targets, including the factors identified above, may be subject to competitive, regulatory and other events and circumstances that are beyond our control. Further, we can provide no assurance that we will be successful in achieving any or all of the factors identified above, that the achievement or existence of such factors will favorably impact profitability, or that other factors will not arise that would adversely affect future profitability.

Strategic growth initiatives

Municipal wireless access

One of our strategic growth initiatives is to invest in wireless broadband access to deploy a competitive alternative to DSL and cable for delivering broadband Internet access services. We began this initiative during 2005 by winning proposals to finance, build and manage wireless broadband networks for the cities of Philadelphia, Pennsylvania and Anaheim, California. During 2006, we

completed the initial phase for these networks and began offering our Wi-Fi services. The following additional developments were made during 2006:

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In April 2006, the San Francisco TechConnect Committee selected our joint 'Request For Proposal' (RFP) with Google, to the city of San Francisco to build a citywide wireless municipal network. This will allow us to leverage the strengths of both companies and to offer services to different customers on the network that fit with their individual needs and wants. We are currently in negotiations to reach a contract with the city of San Francisco.

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In March 2006, the city of Milpitas, California selected EarthLink to build a wireless broadband network. Under the terms of the proposed contract, we intend to finance, build and manage the wireless network, which would cover approximately 6.5 square miles.

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In May 2006, we received approval from the New Orleans City Council to enable us to build a Wi-Fi broadband network in the city of New Orleans. The initial 15 square mile deployment will replace the city-owned network.

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In August 2006, we were selected by the city of Pasadena to enter into negotiations to build, own and operate a 23 square mile citywide municipal wireless network.

We are currently pursuing similar arrangements with other municipalities. We expect to significantly expand our wireless broadband footprint and grow our wireless broadband subscriber base to increase revenues. These initiatives may result in significant capital expenditures and operating costs in future periods to develop, implement and build wireless broadband networks in these municipalities, as well as increased costs to market the new services.

Wireless voice and data services

Effective March 24, 2005, we completed the formation of HELIO, a joint venture with SK Telecom. HELIO is a non-facilities-based mobile virtual network operator offering mobile communications services and handsets to consumers in the United States. EarthLink and SK Telecom invested an aggregate of $166.0 million of cash and non-cash assets upon completing the formation of HELIO, invested an aggregate of $78.0 million of cash in August 2005, invested an aggregate of $79.0 million of cash in February 2006, invested an aggregate of $78.0 million in August 2006 and have committed to invest additional cash of $39.0 million in 2007. As of September 30, 2006, EarthLink and SK Telecom each had a 50 percent voting interest and a 48 percent economic ownership interest in HELIO. Through this joint venture, we have a share in the market for wireless voice and data services.

During the second quarter of 2006, HELIO launched its first two handheld devices, which are based on products SK Telecom offers in Korea. HELIO targets young, connected consumers with an extensive array of features, including MySpace Mobile, video services, 3D and multiplayer games, and video, picture and text messaging, in addition to its wireless voice and data services. HELIO is currently marketing its services through a variety of means. During the third quarter of 2006, HELIO had distribution of its devices in over 2,200 retail and agent locations and began its national television and print marketing campaign.

IP-Based voice services

In late 2005 and early 2006, we launched DSL and Home Phone Service in Dallas, Seattle, San Francisco and San Jose with Covad Communications Group, Inc., or Covad. The new DSL and VoIP service, which uses Covad line-powered voice access, allows us to offer consumers low-cost phone services along with high-speed Internet access.

In March 2006, we invested $50.0 million in Covad to fund the network build-out of DSL and Home Phone Service access in eight additional cities. In September 2006, we launched service in these markets, which include Atlanta, Chicago, Los Angeles, Miami, New York City, Philadelphia, San Diego and Washington, D.C. We plan to begin marketing the EarthLink DSL and Home Phone Service in these markets during the fourth quarter of 2006. We will continue to invest in the development of additional applications and services and the marketing efforts for our IP-based voice services.

Acquisition

In April 2006, we closed our acquisition of New Edge, a single-source national provider of secure multi-site managed data networks and dedicated Internet access for businesses and communications carriers. The acquisition of New Edge expands our business to small and medium-sized enterprises. Under the terms of the merger agreement, we acquired 100% of New Edge in a merger transaction for 1.7 million shares of EarthLink common stock and $108.7 million in net cash, including cash to be used to satisfy certain New Edge liabilities and direct transaction costs.

We expect to build upon our existing portfolio of SME products, including web hosting, security and VoIP services, and we expect to expand into new growth markets, such as Virtual Private Networks, wide area networking and wholesale solutions.

CORPORATE INFORMATION

Our corporate headquarters are located at 1375 Peachtree Street, Atlanta, Georgia 30309, and our telephone number is (404) 815-0770. We can be reached at our Web site at www.earthlink.net; however, the information in, or that can be accessed through, our Web site is not part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	EarthLink, Inc.
Notes
$225,000,000 aggregate principal amount of % convertible senior notes due November 15, 2026. We have granted to the underwriters an option to purchase up to $33,750,000 aggregate principal amount of additional notes, solely to cover over-allotments, if any.
Maturity	The notes will mature on November 15, 2026, unless earlier redeemed, repurchased or converted.
Interest payment dates
We will pay % interest per annum on the principal amount of the notes until November 15, 2011, and % interest per annum on the principal amount of notes thereafter. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, starting on May 15, 2007, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest will accrue on the notes, from and including, November , 2006 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and junior to any of our existing and future secured indebtedness to the extent of any security therefor. The notes will not be guaranteed by our subsidiaries or joint ventures and, accordingly, will be effectively subordinated to any future indebtedness and other liabilities of our subsidiaries and joint ventures (including trade payables). As of September 30, 2006, we had no senior indebtedness outstanding, our subsidiaries had approximately $41.6 million in liabilities to which the notes will be structurally subordinate, and we had a nominal amount of secured indebtedness outstanding.
Conversion rights
The notes will be convertible into cash or, at our option, cash and shares of our common stock, par value $0.01 per share, based on an initial conversion rate, subject to adjustment, of shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $ per share), only in the following circumstances and to the following extent:
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during any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

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during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes was equal to or less than 98% of the average conversion value of the notes during the note measurement period;
–>	upon the occurrence of specified corporate transactions;
–>	if we call the notes for redemption; and
–>	at any time from, and including, October 15, 2011 to, and including, November 15, 2011 and at any time on or after November 15, 2024.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a "settlement amount" that is equal to the sum of the "daily settlement amounts" for each of the 20 trading days during the "cash settlement averaging period." See "Description of notes—Conversion rights."

The "cash settlement averaging period" with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion.
The "daily settlement amount" for a given trading day in the relevant cash settlement averaging period consists of:
–>	cash equal to the lesser of $50 and the "daily conversion value" (we refer to this cash amount as the "daily principal return"); and
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to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the "daily share amount," subject to our right to deliver cash in lieu of all or a portion of such shares, as described under "Description of notes—Conversion rights—Payment upon conversion."

The "daily share amount" on a given trading day in the relevant cash settlement averaging period means the excess of the daily conversion value over $50, divided by the VWAP price (as such term is defined in this prospectus supplement) of our common stock on that trading day.

The "daily conversion value" on a given trading day in the relevant cash settlement averaging period means one-twentieth of the product of the conversion rate of the notes in effect on that trading day and the VWAP price of our common stock on that trading day. See "Description of notes—Conversion rights—Payment upon conversion."

A holder that surrenders notes for conversion in connection with a "make-whole fundamental change" that occurs before November 15, 2011 will, in certain circumstances, be entitled to an increased conversion rate. See "Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence for a make-whole fundamental change." However, in lieu of increasing the conversion rate applicable to those notes, we may in certain circumstances elect to adjust the conversion rate and our related conversion obligation so that the notes will be convertible into shares of the acquiring company's common stock; provided, however, that the principal return due upon conversion will continue to be payable in cash and the remainder of the conversion obligation, if any, will be payable, at our option, in cash, shares of the acquiring company's common stock or a combination of cash and shares of the acquiring company's common stock. See "Description of notes—Conversion Rights—Make-whole fundamental changes involving an acquisition of us by a public acquirer."
Sinking fund	None.
Redemption of notes at our option
On or after November 15, 2011, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See "Description of notes—Redemption of notes at our option."
Purchase of notes by us at the option of the holder

On each of November 15, 2011, November 15, 2016 and November 15, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See "Description of notes—Purchase of notes by us at the option of the holder."
Right of holder to require us to repurchase notes if a fundamental change occurs

If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See "Description of the notes—Holders may require us to repurchase their notes upon a fundamental change."

Events of default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of the notes—Events of default."
Certain U.S. federal income tax considerations

The notes and the common stock into which the notes are convertible are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their respective tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of the notes and common stock arising under the federal estate or gift tax rules, the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See "Certain U.S. federal income tax considerations."
Use of proceeds
The net proceeds to us from this offering are expected to be approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional notes), after the payment of underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions, described below, which we estimate will be approximately $ million, and which we expect to enter into with one or more financial institutions, one or more of which may be affiliates of the underwriters. If the underwriters exercise their over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to enter into an additional convertible note hedge transaction. Remaining proceeds will be used for general corporate purposes. Although no commitments or agreements have currently been made for any such purposes, they could include future investments in our various strategic growth initiatives. They could also include future share repurchases. See "Use of proceeds," "Risk factors—Risks relating to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock" and "Underwriting."
Convertible note hedge and warrant transactions

In connection with the offering of the notes, we expect to enter into convertible note hedge transactions with one or more financial institutions, one or more of which may be affiliates of the underwriters. We also expect to enter into warrant transactions with such financial institutions. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We intend to use approximately $ million of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their over-allotment option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of the additional notes to enter into an additional convertible note hedge transaction. If the underwriters exercise their over-allotment option, we would also expect to enter into an additional warrant transaction with the relevant financial institutions. In connection with hedging these transactions, the relevant financial institutions, or their affiliates:

	–>	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and
–>
may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes. In addition, the relevant financial institutions or their affiliates may unwind various derivatives and/or sell our common stock in secondary market transactions prior to the maturity of the notes (including during any cash settlement averaging period related to the conversion of the notes), which could adversely affect the price of our common stock and the notes.
DTC eligibility
The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See "Description of notes—Form, denomination and registration of notes."
Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol "ELNK." We do not intend to apply for listing on any securities exchange or for inclusion of the notes in any automated quotation system.

Risk factors
Investment in the notes involves risks. You should carefully consider the information under "Risk factors" and all other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes.

Summary historical condensed consolidated financial data

The following table presents our summary historical condensed consolidated financial data for the years ended December 31, 2003, 2004 and 2005, and for the nine months ended September 30, 2005 and 2006. Our condensed consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and our condensed consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our condensed consolidated statements of operations data for each of the nine-month periods ended September 30, 2005 and 2006 and our condensed consolidated balance sheet data as of September 30, 2005 and 2006 have been derived from our unaudited condensed consolidated financial statements which are incorporated by reference herein and which, in our opinion, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period. You should read this summary data together with our audited consolidated financial statements and related notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our unaudited condensed consolidated financial statements and related notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
Statement of operations data:	2003	2004	2005	2005	2006

	(In thousands, except per share data)
Revenues:
Narrowband access	$965,025	$874,010	$742,757	$570,420	$472,797
Broadband access	361,124	419,411	441,736	330,382	409,355
Web hosting	49,902	47,547	40,670	31,075	27,044
Advertising and other value-added services	25,879	41,234	64,909	45,547	63,921

Total revenues	1,401,930	1,382,202	1,290,072	977,424	973,117
Operating costs and expense:
Telecommunications service and equipment costs	519,149	431,162	366,654	279,017	313,163
Sales incentives	21,176	10,040	8,323	6,744	4,535

Total cost of revenues	540,325	441,202	374,977	285,761	317,698
Sales and marketing	382,965	417,250	390,172	291,249	290,701
Operations and customer support	297,045	255,192	233,907	178,729	193,904
General and administrative	127,664	105,043	112,173	82,328	95,937
Acquisition-related amortization	84,299	24,363	12,267	9,668	8,407
Facility exit and restructuring costs	36,596	28,394	2,080	2,008	(117)

Total operating costs and expenses	1,468,894	1,271,444	1,125,576	849,743	906,530

Income (loss) from operations	(66,964)	110,758	164,496	127,681	66,587
Net losses of equity affiliate	—	—	(15,608)	(6,934)	(49,116)
Gain (loss) on investments in other companies, net	(202)	(1,420)	2,877	2,437	377
Interest income and other, net	4,972	6,131	13,491	9,211	11,822

Income (loss) before income taxes	(62,194)	115,469	165,256	132,395	29,670
Provision (benefit) for income taxes	—	4,460	22,476	18,765	(69)

Net income (loss)	(62,194)	111,009	142,780	113,630	29,739
Deduction for accretion dividends	(4,586)	—	—	—	—
Net income (loss) attributable to common stockholders	$(66,780)	$111,009	$142,780	$113,630	$29,739

Basic net income (loss) per share	$(0.42)	$0.72	$1.04	$0.82	$0.23

Diluted net income (loss) per share	$(0.42)	$0.70	$1.02	$0.80	$0.22

Basic weighted average common shares outstanding	157,321	154,233	137,080	139,056	130,863

Diluted weighted average common shares outstanding	157,321	157,815	139,950	141,621	132,769

	As of December 31,			As of September 30,
Balance sheet data:	2003	2004	2005	2005	2006

	(In thousands)
Cash and cash equivalents	$208,740	$218,910	$173,294	$216,409	$33,653
Investments in marketable securities(1)	279,125	312,060	248,825	184,502	124,534

Cash and marketable securities	487,865	530,970	422,119	400,911	158,187
Total assets	827,020	805,450	749,149	729,072	741,456
Long-term debt, including long-term portion of capital leases	342	287	1,067	1,080	37
Total liabilities	283,357	257,843	227,285	238,881	240,161
Accumulated deficit	(1,303,771)	(1,192,762)	(1,049,982)	(1,079,132)	(1,020,243)
Stockholders' equity	543,663	547,607	521,864	490,191	501,295

(1)
Investments in marketable securities consist of debt securities classified as available for sale and have maturities greater than 90 days from the date of acquisition. We have invested primarily in government agency notes, asset-based debt securities (including auction rate securities), corporate notes and commercial paper, all of which bear a minimum short-term rating of A1/P1 or minimum long-term rating of A/A2.

Risk factors

RISKS RELATED TO OUR BUSINESS

In addition to the other information contained in this prospectus supplement, we have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, or results of operations. Investors should carefully consider the risks described below before making an investment decision. The trading price of the notes could decline due to any of these risks, and investors may lose all or part of their investment. In addition, please read "Special Note Regarding Forward-Looking Statements" in the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives.

The market for Internet and telecommunications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on utilizing VoIP technologies to deliver voice services, developing security tools to enhance customers' Internet experiences, and utilizing technologies to deploy wireless networks to deliver broadband services, among others. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs which would adversely affect our revenues and prospects for growth.

We have spent and will continue to spend significant resources enhancing our existing services and developing, acquiring, implementing and launching new services, such as VoIP services and wireless broadband services. We believe wireless and IP-based voice services and wireless broadband services represent significant growth opportunities and may require significant investment. These investments would be in the form of initial product development and infrastructure costs in addition to the sales and marketing costs to add customers who generate recurring revenues. The operating models for these services are similar to the ISP operating model upon which we have based our current operations. Specifically, after developing an infrastructure to support the offering, we plan to invest in sales and marketing to add customers who generate recurring revenues, while incurring customer support and telecommunications costs to provide the services. Losses are expected to result in the early stages of these products' life cycles until a sufficient amount of customers are added whose recurring revenues, net of recurring costs, more than offset sales and marketing expenses incurred to add additional customers.

Product development also involves a number of uncertainties, including unanticipated delays and expenses. New or enhanced services, such as VoIP and wireless broadband services, may have technological problems or may not be accepted by consumers. To the extent we pursue commercial agreements, acquisitions and/or strategic alliances to facilitate new product or service activities, the agreements, acquisitions and/or alliances may not be successful. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

We may not realize the benefits we are seeking from our investments in the HELIO joint venture or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise.

We have made equity investments in several companies, including HELIO, a joint venture with SK Telecom that offers wireless voice and data services to consumers in the U.S. EarthLink and SK Telecom, as partners, invested an aggregate of $166.0 million of cash and non-cash assets upon completing the formation of HELIO in March 2005, invested an aggregate of $78.0 million of cash in August 2005, invested an aggregate $79.0 million in February 2006, invested an aggregate of $78.0 million in August 2006 and have committed to invest additional cash of $39.0 million in 2007. The financing of HELIO's operations has adversely affected our cash position. In addition, HELIO has incurred losses and we expect HELIO to continue to incur losses due to the start-up nature of its operations, and we include our proportionate share of the losses of HELIO in our statements of operations, which adversely affects our earnings and earnings per share. In addition, HELIO may not be successful in implementing and marketing its wireless voice and data initiatives, and there can be no assurance that these initiatives will be commercially successful. This would adversely affect our financial position, results of operations and liquidity.

We continue to evaluate investment opportunities and may make investments in the future in companies that offer products and services that are complementary to our offerings and in companies that allow us to vertically integrate our business. The value of each of our investments is subject to general economic, technological and market trends, as well as to the operating and financial decisions of each company's management team, all of which are outside of our control. In addition, these companies may not gain the expected number of customers and/or generate the expected level of revenues, and consequently, these companies may require additional funding, any of which could diminish the value of or dilute our investment. Our current and future investments in other companies, including our investment in the HELIO joint venture, may not provide the economic returns we are seeking and may lose value, which would materially, adversely affect our financial position, results of operations and liquidity.

Our service offerings may fail to be competitive with existing and new competitors.

Competition for Internet services

We operate in the Internet services market, which is extremely competitive. Current and prospective competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

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established online services companies, such as Time Warner (AOL) and the Microsoft Network (MSN);

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local and regional ISPs;

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free or value-priced ISPs such as United Online;

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national telecommunications companies, such as AT&T Inc. and Verizon Communications Inc.;

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regional Bell operating companies, such as BellSouth Corporation;

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content companies, such as Yahoo! and Google Inc., who have expanded their service offerings;

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cable television companies providing broadband access, including Comcast Corporation, Charter Communications, Inc. and Cox Communications, Inc.; and

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utility and local and long distance telephone companies.

Competition is likely to continue increasing, particularly as large diversified telecommunications and media companies continue to provide ISP services. Diversified competitors may continue to bundle other content, services and products with Internet access services, potentially placing us at a significant competitive disadvantage. The ability to bundle services, as well as the financial strength and the benefits of scale enjoyed by certain of these competitors, may enable them to offer services at prices that are below the prices at which we can offer comparable services. If we cannot compete effectively with these service providers, our revenues and growth may be adversely affected.

As competition in the telecommunications market continues to intensify, competitors may continue to merge or form strategic alliances that would increase their ability to compete with us for subscribers. These relationships may negatively impact our ability to form or maintain our own strategic relationships and could adversely affect our ability to expand our customer base.

Because we operate in a highly competitive environment, the number of subscribers we are able to add may decline, the cost of acquiring new subscribers through our own sales and marketing efforts may increase, and/or churn may increase. Increased churn rates indicate more customers are discontinuing services which results in a decrease in our customer base and adversely impacts revenues.

Competition in the telephony market

The market for VoIP services is emerging, intensely competitive, and characterized by rapid technological change. Many traditional telecommunications carriers and cable providers offer, or have indicated that they plan to offer, VoIP services that compete with the services we provide. Competitors for our VoIP services include established telecommunications and cable companies; Internet access companies including AOL, MSN and United Online; leading Internet companies including Yahoo!, eBay and Google; and companies that offer VoIP-based services as their primary business, such as Vonage. In addition, some competitors, such as telecommunications carriers and cable providers, may be able to bundle services and products that we do not offer with VoIP telephony services. These services could include various forms of wireless communications, voice and data services, and video services. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. We can provide no assurance that our VoIP services will achieve significant consumer adoption or, even if such services do achieve consumer adoption, that our VoIP services will generate growth in subscribers or revenues.

Many of our current and potential competitors for VoIP services have longer operating histories, are substantially larger, and have greater financial, marketing, technical, and other resources. Many also have greater name recognition and a larger installed base of customers than us. Because of their greater resources, many current and potential competitors may be able to lower their prices substantially, which could eliminate our ability to offer price-competitive services. As a result, our VoIP customer base and revenues would be adversely affected.

Competition for other services

We compete for advertising revenues with major ISPs, content providers, large web publishers, web search engine and portal companies, Internet advertising providers, content aggregation companies, social-networking web sites, and various other companies that facilitate Internet advertising. Many of our competitors have longer operating histories, greater name recognition, larger user bases and significantly greater financial and sales and marketing resources than us. This may allow them to devote greater resources to the development, promotion and sale of advertising services.

The companies we compete with for Internet access subscribers also compete with us for subscribers to value-added services, such as email storage and security products. In certain cases, companies offer value-added services for free, and we can provide no assurance that our offerings will remain competitive or commercially viable. While the personal web hosting business is fragmented, a number of significant companies, including Yahoo!, currently compete actively for these users. In addition, the personal web hosting industry is very application specific, with many of the competitors focusing on specific applications, such as photo sharing, to generate additional users. We can provide no assurance that any of these value-added services will remain competitive or will generate customer and revenue growth.

Competitive product, price or marketing pressures could cause us to lose existing customers to competitors (churn), or may cause us to reduce prices for our services which could adversely impact average revenue per user.

Competition impacts our ability to price our services and retain customers. As the market for Internet access remains competitive, some providers have reduced and may continue to reduce the retail price of their Internet services to maintain or increase their market share, which would cause us to reduce, or prevent us from raising, our prices and potentially causing our subscriber base to decrease. We may encounter further market pressures to migrate existing customers to lower-priced service offering packages; restructure service offering packages to offer more value; reduce prices; and respond to particular short-term, market-specific situations, such as special introductory pricing or new product or service offerings. As a result, our revenues may not grow at anticipated rates, and our business may suffer. Additionally, we may incur increased sales and marketing expenses in an effort to maintain our existing customers or to attract new customers, which would adversely impact our profitability.

We continue to implement plans to address churn, which is adversely affected by increased competition. Our efforts to reduce churn focus on improving the customer's Internet experience and enhancing service offerings. However, we can provide no assurance that our plans will be successful in mitigating the adverse impact increased churn may have on our subscriber base and operating results. In addition, competitive factors outside of our control may also adversely affect future rates of customer churn. If we experience an increase in monthly churn rates, or if we are unable to attract new subscribers in numbers sufficient to increase or maintain the level of our overall subscriber base, our business, financial position, results of operations and cash flows could be adversely affected.

We may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future.

Our results of operations have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and difficult to predict. The following are some of the factors that may affect us from period to period and may affect our long-term financial performance:

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our ability to retain and increase revenues associated with our existing customers, attract new customers and satisfy our customers' demands;

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our ability to be profitable in the future;

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our investments in longer-term growth opportunities;

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our ability to expand our marketing network, and to enter into, maintain, renew and amend strategic alliance arrangements on favorable terms;

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changes to service offerings and pricing by us or our competitors;

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fluctuations in the size of our subscriber base, including fluctuations caused by seasonality, churn, our marketing efforts, and competitors' marketing and pricing strategies;

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changes in the mix of our subscriber base, particularly changes in the overall mix of our customer base between narrowband and broadband and, more specifically, the mix of our narrowband customer base between value-priced and premium narrowband customers and the mix of our broadband customer base between retail and wholesale customers;

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changes in the number of hours users use our access services;

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the amount of marketing expenditures we incur, including fluctuations in payments to marketers of our services for adding paying subscribers to our customer base;

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changes in the terms, including pricing, of our agreements with our telecommunications providers;

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the effects of commercial agreements and strategic alliances and our ability to successfully integrate them into our business;

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the effects of acquisitions and other business combinations and our ability to successfully integrate them into our business;

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our ability to develop an infrastructure to support and timely launch service offerings based on new technologies, such as VoIP, municipal wireless broadband or other advanced services we may offer in the future;

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fluctuations and impairments in the values of our investments, including our equity investments in other companies and our investments in marketable securities, attributable to the operating and financial results of the companies in which we have invested;

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technical difficulties, system downtime or interruptions;

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changes in the demand and rates for Internet advertising;

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increases or reductions in advertising and commerce revenues from significant customers;

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the effects of litigation and the timing of resolutions of disputes;

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the amount and timing of operating costs and capital expenditures;

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changes in governmental regulation and taxation policies;

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events, such as a sustained decline in our stock price, that cause us to conclude that goodwill or other long-term assets are impaired and for which a significant charge to earnings is required; and

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changes in, or the effect of, accounting rules, on our operating results, including new rules regarding stock-based compensation.

We may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences.

We have acquired and invested in businesses in the past, including the acquisition of the assets of Aluria Software LLC in September 2005 and the acquisition of New Edge in April 2006. We also have historically acquired subscriber bases from other ISPs.

We expect to continue to evaluate and consider a wide array of potential strategic transactions that we believe may complement our current or future business activities, including acquisitions and dispositions of businesses, technologies, services, products and other assets. At any given time, we may be engaged in discussions or negotiations with respect to one or more of such transactions that may be material to our financial condition and results of operations. There can be no assurance that any such discussions or negotiations will result in the consummation of any transaction. The process of integrating any acquired business or assets may create unforeseen operating difficulties and expenditures and is itself risky. Acquisitions and investments create difficulties or risks such as:

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diversion of management time, as well as a shift in focus from operating the business to issues of integration and future products;

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declining employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

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the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

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the need to implement controls, procedures and policies appropriate for a larger public company at companies that, prior to acquisition, had lacked such controls, procedures and policies;

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the need to remediate significant control deficiencies that may exist at acquired companies, which, if unremediated, could result in a material weakness or significant deficiency in our internal control structure;

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in some cases, the need to transition operations, users, and/or customers onto our existing platforms;

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the potential impairment of customer and other relationships as a result of any integration of operations;

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the potential unknown liabilities associated with a company we acquire or in which we invest; and

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the potential impairment of amounts capitalized as intangible assets as part of an acquisition.

Additionally, as a result of future acquisitions or investments, we may issue additional equity securities, which could dilute existing shareholders' interests. We may also spend our cash or incur debt or contingent liabilities to complete transactions which could adversely affect our liquidity. Lastly, as a result of acquisitions, we would record amortization expenses related to acquired intangible assets, which would reduce our profitability.

The continued decline of our narrowband revenues would adversely affect our profitability.

The number of U.S. households using broadband has grown significantly over the last few years and is expected to continue to grow. Broadband access generally offers users faster connection and download speeds than narrowband access. Pricing for broadband services, particularly for introductory promotional periods; services bundled with cable and telephone services; and services with slower speeds has been declining and is approaching prices for premium narrowband services. As a result of broadband adoption, the total number of narrowband accounts in the U.S. has declined, and industry analysts predict the total number of narrowband accounts will continue to decline. The decline in the size of the narrowband market will likely continue as broadband services become more widely available at lower prices and consumer adoption of broadband applications, such as online video, telephony and music downloads which depend upon connections that provide significant bandwidth, increases.

Our premium-priced narrowband service is our most profitable service offering; however, consistent with trends in the market for narrowband access, our premium-priced narrowband subscriber base and revenues have been declining. We expect our premium-priced narrowband subscriber base and revenues to continue to decline, which would adversely affect our results of operations in the future.

We may not be able to successfully execute our broadband strategy, which could adversely affect our ability to grow or sustain revenues and our profitability.

As of September 30, 2006, subscribers for our broadband, or high-speed, services comprised approximately 35% of our total customer base, and our broadband services favorably contribute to our overall average monthly service revenue per subscriber. However, the success of our business strategy with respect to our broadband services is dependent upon cost-effectively purchasing wholesale broadband access and managing the costs associated with delivering broadband services.

The costs associated with delivering broadband services include recurring service costs such as telecommunications and customer support costs as well as costs incurred to add new broadband customers, such as sales and marketing and installation and hardware costs. While we continuously evaluate cost reduction opportunities associated with the delivery of broadband access services to improve our profitability, our overall profitability would be adversely affected if we are unable to continue to manage and reduce recurring service costs associated with the delivery of broadband services and costs incurred to add new broadband customers.

Companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable.

We provide our broadband services to customers using the last mile element of telecommunications and cable companies' networks. The term "last mile" generally refers to the element of the network that is directly connected to homes and businesses. We have agreements with several network providers that allow us to use the last mile element of their network to provide high-speed Internet access services via DSL or cable. The availability of and charges for access with any of our network providers at the expiration of current terms cannot be assured and may reflect legislative or regulatory as well as competitive and business factors. We cannot be certain of renewal or non-termination of our contracts. Our results of operations could be materially adversely affected if we are unable to renew or extend contracts with our current network providers on acceptable terms, renew or extend current contracts with network providers at all, acquire similar network capacity from other network providers, or otherwise maintain or extend our footprint.

One of our largest network providers of wholesale broadband access is Covad, a competitive local exchange carrier, or CLEC. Covad has agreements with varying terms with many of the incumbent local exchange carriers, or ILECs; however, if Covad is unable to continue to obtain reasonable line-sharing rates due to recent legal and regulatory developments or otherwise, its wholesale broadband access services may become uneconomic or it may cease selling wholesale broadband access services. In either event, we may be able to use other wholesale broadband providers' networks to continue to provide retail broadband services. Such events may cause us to incur additional costs, pay increased rates for wholesale broadband access services, cause us to increase the retail prices of our broadband service offerings and/or may cause us to discontinue providing retail DSL services, any of which would adversely affect our ability to compete in the market for retail broadband access services.

Newly adopted policies by the Federal Communications Commission, or FCC reclassified wireline broadband services as information services and eliminated the FCC's long-standing non-discriminatory access requirements. While the long-term implications of the FCC's new policies are not certain, they may adversely affect our ability to execute our broadband strategy, our ability to sustain or grow our broadband access customer base and revenues, and our profitability. We will continue our efforts to partner with wholesale broadband providers, including cable providers, ILECs, CLECs and wireless providers, to expand our broadband footprint and the various technologies we can use in various markets to deliver our broadband services. However, we can provide no assurance that we will be successful in our efforts.

Each of our telecommunications carriers provides network access to some of our competitors and could choose to grant those competitors preferential network access or pricing. Many of our telecommunications providers compete with us in the market to provide consumer Internet access. As a result, any or all of our current telecommunications service providers could discontinue providing us with service at rates acceptable to us, or at all, which could materially and adversely affect our business, financial position and results of operations.

Our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to increase our subscriber base.

A significant number of our subscribers have been generated through strategic alliances. Generally, our strategic alliances and marketing relationships are not exclusive. In addition, as our agreements expire or otherwise terminate, we may be unable to renew or replace these agreements on comparable terms, or at all. Our inability to maintain our marketing relationships or establish new marketing relationships could result in delays and increased costs in adding paying subscribers and adversely affect our ability to increase or sustain the size of our subscriber base, which could, in turn, have a material adverse effect on us. The number of customers we are able to add through these marketing relationships is dependent on the marketing efforts of our partners, and a significant decrease in the number of gross subscriber additions generated through these relationships could adversely affect the size of our customer base and revenues.

The market for VoIP services may not develop as anticipated, which would adversely affect our ability to execute our voice strategy.

The success of our VoIP service depends on growth in the number of VoIP users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages, and it may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience. Potential users may also view more familiar online communication methods, such as e-mail or instant messaging, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.

We may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks.

An important element of our business strategy is to deploy competitive alternatives to DSL and cable for delivering broadband Internet access services, reflected in our municipal wireless initiative. In October 2005, we were selected by the cities of Philadelphia, Pennsylvania and Anaheim, California to finance, build and manage wireless broadband networks for those cities. In April 2006, the San Francisco TechConnect Committee selected our joint 'Request For Proposal' with Google, to the city of San Francisco to build a citywide wireless municipal network. In March 2006, the city of Milpitas, California selected us to build a wireless broadband network. In May 2006, we received approval from the New Orleans City Council to enable us to build a Wi-Fi broadband network in the city of New Orleans. In August 2006, we were selected by the city of Pasadena to enter into negotiations to build, own and operate a citywide municipal wireless network. We are pursuing additional similar arrangements with other municipalities, but there is no assurance that we will be successful in these efforts. This initiative may result in significant capital expenditures in future periods to develop, implement and build wireless broadband networks in various municipalities, and we may not generate the returns anticipated on the capital expenditures and operating losses that may be incurred in this effort. We may not be successful in developing, implementing, and executing our municipal wireless strategy, and there can be no assurance that the municipal wireless broadband service offerings will be commercially successful.

Our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access.

Our ability to provide Internet access, voice services and customer support to our subscribers will be limited if third parties are unable or unwilling to provide telecommunications and last mile access to our existing and future customers, we are unable to secure alternative arrangements upon partial or complete termination of third-party network and voice provider agreements or there is a loss of access to third-party providers' networks for other reasons.

If we lose access to third-party networks under our current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We currently do not have any plans or commitments with respect to alternative arrangements. While our contracts with our third-party providers require them to provide commercially reliable service to us and our subscribers, the performance of third-party providers may not meet our or our customers' requirements and we may not be able to procure alternative services, which could materially adversely affect our business, financial condition and results of operations.

We utilize third-parties for technical and customer support and certain billing services, and our business may suffer if our partners are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us.

Our business and financial results depend, in part, on the availability and quality of our customer support services and billing services. We outsource a majority of our technical and customer support functions. As a result, we maintain only a small number of internal customer service and technical support personnel. We are not currently equipped to provide the necessary range of customer service functions in the event that our service providers become unable or unwilling to offer these services to

us. Our outsourced contact center service providers utilize several geographically dispersed locations to provide us with technical and customer support services, and as a result, our contact center service providers may become subject to financial, economic, and political risks beyond our or the providers' control, which could jeopardize their ability to deliver customer support services. We also utilize third parties for certain billing services. If one or more of our service providers does not provide us with quality services, or if our relationship with any of our third parties terminates and we are unable to provide those services internally or identify a replacement vendor in an orderly, cost-effective and timely manner, our business, financial position and results of operations would suffer.

Service interruptions or impediments could harm our business.

Harmful software programs.    Our network infrastructure and the networks of our third-party providers are vulnerable to damaging software programs, such as computer viruses and worms. Certain of these programs have disabled the ability of computers to access the Internet, requiring users to obtain technical support in order to gain access to the Internet. Other programs have had the potential to damage or delete computer programs. The development and widespread dissemination of harmful programs has the potential to seriously disrupt Internet usage. If Internet usage is significantly disrupted for an extended period of time, or if the prevalence of these programs results in decreased residential Internet usage, our business could be materially and adversely impacted.

Security breaches.    We depend on the security of our networks and, in part, on the security of the network infrastructures of our third-party telecommunications service providers, our outsourced customer support service providers and our other vendors. Unauthorized or inappropriate access to, or use of, our network, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our users and of third parties. Some consumers and businesses have in the past used our network, services and brand names to perpetrate crimes and may do so in the future. Users or third parties may assert claims of liability against us as a result of any failure by us to prevent these activities. Although we use security measures, there can be no assurance that the measures we take will be successfully implemented or will be effective in preventing these activities. Further, the security measures of our third-party network providers, our outsourced customer support service providers and our other vendors may be inadequate. These activities may subject us to legal claims, may adversely impact our reputation, and may interfere with our ability to provide our services, all of which could have a material adverse effect on our business, financial position and results of operations.

Natural disaster or other catastrophic event.    Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers are protected against damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins, acts of war or terrorism and similar events. We have three technology centers at various locations in the U.S. which contain a significant portion of our computer and electronic equipment. These technology centers host and manage Internet content, email, web hosting and authentication applications and services. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problem that impacts one of our locations or our third-party providers' networks could cause interruptions in the services that we provide. Such interruptions in our services could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition and results of operations.

Network infrastructure.    The success of our business depends on the capacity, reliability and security of our network infrastructure, including that of our third-party telecommunications providers' networks. We may be required to expand and improve our infrastructure and/or purchase additional capacity from third-party providers to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information our customers communicate over the Internet. Such expansion and improvement may require substantial financial, operational and managerial resources. We may not be able to expand or improve our network infrastructure, including acquiring additional capacity from our third-party providers, to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.

We may experience increases in our telecommunications usage that exceed our available telecommunications capacity. As a result, users may be unable to register or log on to use our services, may experience a general slow-down in their Internet connection or may be disconnected from their sessions. Inaccessibility, interruptions or other limitations on the ability of customers to access our services due to excessive user demand, or any failure of our network to handle user traffic, could have a material adverse effect on our reputation which could cause an increase in churn and would adversely impact our revenues. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure, including our ability to procure excess capacity from third-party telecommunications providers, on a timely basis or to adapt to an expanding subscriber base or changing subscriber requirements could materially adversely affect our business, financial condition and results of operations.

Business failures and mergers in the telecommunications industry may inhibit our ability to manage our telecommunications costs, which would adversely affect our profitability.

The intensity of competition in the telecommunications industry has resulted in significant declines in pricing for telecommunications services that we purchase, and such declines have had a favorable effect on our operating performance. However, the intensity of competition and its impact on wholesale telecommunications pricing have benefited us, but they have caused some telecommunications companies to experience financial difficulty. Our prospects for maintaining or further improving telecommunications costs could be negatively affected if one or more key telecommunications providers were to experience serious enough difficulties to impact service availability, if telecommunications companies continue to merge reducing the number of companies from which we purchase wholesale services, or if telecommunications bankruptcies and mergers reduce the level of competition among telecommunications providers.

Government regulations could force us to change our business practices.

ISPs.    Changes in the regulatory environment regarding the Internet could cause our revenues to decrease and/or our costs to increase. Currently, ISPs as "information service" providers, are largely unregulated, other than with respect to regulations that govern businesses generally, such as regulations related to consumer protection. As information services and telecommunications services converge, however, the FCC may seek to impose additional regulations, including the imposition of regulatory fees such as Universal Service Fund payments, on information service providers that could adversely affect our business.

VoIP.    The current regulatory environment for VoIP services remains unclear. Our VoIP services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that Congress and some state legislatures may seek to impose increased fees and administrative burdens on VoIP providers. The FCC has already required us to meet various emergency service requirements (such as "E911") and interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act, or CALEA. In addition the FCC may seek to impose other traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements, and other obligations, including additional obligations regarding E911 and CALEA. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode our pricing advantage over competing forms of communication and may adversely affect our business.

Tax.    The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. Future federal and state laws imposing taxes on the provision of goods and services over the Internet could make it substantially more expensive to operate our business.

Other.    Our business is also subject to a variety of other U.S. laws and regulations that could subject us to liabilities, claims or other remedies, such as laws relating to bulk email or "spam," access to various types of content by minors, anti-spyware initiatives, encryption, data protection, security breaches and consumer protection. Compliance with these laws and regulations is complex and may require significant costs. In addition, the regulatory framework relating to Internet services is evolving and both the federal government and states from time to time pass legislation that impacts our business. It is likely that additional laws and regulations will be adopted that would affect our business. We cannot predict the impact that future regulatory changes or developments may have on our business, financial condition, results of operations or cash flows. The enactment of any additional laws or regulations, increased enforcement activity of existing laws and regulations, or claims by individuals could significantly impact our costs or the manner in which we conduct business, all of which could adversely impact our results of operations and cause our business to suffer.

We may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technologies, domain names and similar intellectual property as critical to our success. We rely on trademark, copyright and patent law; trade secret protection; and confidentiality agreements with our employees, customers, partners and others to protect our proprietary rights. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Third parties may infringe or misappropriate our copyrights, trademarks, patents and similar proprietary rights. If we are unable to protect our proprietary rights from unauthorized use, our brand image may be harmed and our business may suffer.

The protection of our trademarks, service marks, copyrights, patents, trade secrets, domain names, proprietary technologies and intellectual property may require the expenditure of significant financial and managerial resources. Moreover, we can not be certain that the steps we take to protect these assets will adequately protect our rights or that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights. Such events could substantially diminish the value of our technology and property which could adversely affect our business.

We may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future.

Internet, technology and media companies often possess a significant number of patents. Further, many of these companies and other parties are actively developing or purchasing search, accelerator, security and other Internet-related technologies. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of technologies and rights associated with online business are likely to continue to arise in the future.

From time to time, third parties have alleged that we infringed on their proprietary rights. We have been subject to, and expect to continue to be subject to, claims and legal proceedings regarding alleged infringement by us of the patents, trademarks and other intellectual property rights of third parties. None of these claims has had an adverse effect on our ability to market and sell and support our Internet access services. As we expand our business and develop new technologies, products and services, we may become increasingly subject to intellectual property infringement claims. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the imposition of damages that we must pay. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on acceptable terms or at all. In addition, we may not be able to obtain or utilize on terms which are acceptable to us, or at all, licenses or other rights with respect to intellectual property we do not own in providing and supporting our service offerings. Any of these could result in increases in operating expenses or could limit or reduce the number of our service offerings.

If we are unable to successfully defend against legal actions, we could face substantial liabilities.

We are currently a party to various legal actions, including class action litigation. Defending against these lawsuits may involve significant expense and diversion of management's attention and resources from other matters. Due to the inherent uncertainties of litigation, we may not prevail in these actions. In addition, our ongoing operations may subject us to litigation risks and costs in the future. Both the costs of defending lawsuits and any settlements or judgments against us could materially and adversely affect our operating expenses and liquidity.

Our business depends on the continued development of effective business support systems, processes and personnel.

In recent years, we have expanded our service offerings and will endeavor to expand further by offering new products and services to maintain and increase our customer base. Such expansion increases the complexity of our business and places a significant strain on our management, operations, financial resources, and internal financial control and reporting functions. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our growth initiatives which would strain our management, operational and financial resources. Consequently, we may not be able to hire, train, retain, motivate and manage required personnel and develop, implement, and manage adequate systems, procedures and controls to support new products and services, which may limit our growth potential and adversely affect our business.

Additionally, our business relies on our financial reporting and data systems, including our billing systems, which have grown increasingly complex due to the diversification and complexity of our business. Our ability to operate our business efficiently depends on these systems, and if we are unable to modify or develop new systems to support our growth initiatives, our business will be adversely affected.

We may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us.

We believe that our success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. We may have limited or no experience in new product and service activities, making it more important to find qualified personnel. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this competition, we may experience a shortage of qualified personnel. In addition, the loss of any of our key executives could have a material adverse effect on us.

RISKS RELATED TO AN INVESTMENT IN THE NOTES

We will have a significant amount of debt following this offering. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other liabilities.

Following this offering, we will have a significant amount of debt and substantial debt service requirements. As of September 30, 2006, we had no outstanding debt, and, after giving effect to this offering, we would have had approximately $225 million of outstanding debt ($258.75 million, if the underwriters exercise their over-allotment option in full).

This level of debt could have significant consequences on our future operations, including:

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making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

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reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

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subjecting us to the risk of increased sensitivity to interest rate increases on any indebtedness with variable interest rates;

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limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

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placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other liabilities.

The notes will not be secured by any of our assets, and any secured debt will have claims with respect to our assets superior to the notes.

The notes are our senior, unsecured obligations and will rank equally in right of payment with any senior unsecured indebtedness and junior to any secured indebtedness to the extent of the security therefor. As of September 30, 2006, we had no senior indebtedness outstanding. In addition, any indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on The Nasdaq Global Select Market constantly changes. During 2005, the sale price of our common stock ranged from $8.11 to $12.06, and from January 1, 2006 through November 10, 2006, the sale price of our common stock ranged from $6.50 to $12.21. The closing sale price of our common stock on November 10, 2006 was $6.80. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

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quarterly variations in our operating results;

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operating results that vary from the expectations of management, securities analysts and investors;

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changes in expectations as to our future financial performance;

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announcements of innovations, new products and technology, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

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the operating and securities price performance of other companies that investors believe are comparable to us;

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future sales of our equity or equity-related securities;

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changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

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developments or disputes (including lawsuits); and

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departures of key personnel.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Furthermore, the price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We expect to enter into convertible note hedge transactions with one or more financial institutions, one or more of which may be affiliates of the underwriters, in connection with the issuance of the notes. We also expect to enter into warrant transactions with such financial institutions. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We expect to use approximately $              million of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into an additional convertible note hedge transactions. We would also expect to enter into an additional warrant transaction. These transactions will be accounted for as an adjustment to our stockholders' equity. In connection with hedging these transactions, the relevant financial institutions or their affiliates:

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expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

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may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

The relevant financial institutions or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any cash settlement averaging period for a conversion of notes, which may have a negative effect on the value or the amount of the consideration received upon conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, the relevant financial institutions or their affiliates expect to sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during the cash settlement averaging period, if any, for the converted notes.

In addition, if the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the relevant financial institutions or their affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares, if any, and value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

There are no financial covenants in the indenture for the notes.

The indenture for the notes does not:

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require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we incur operating losses;

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limit our ability to incur any indebtedness, including secured debt that would rank senior to the notes or any debt that would be equal in right of payment to the notes;

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limit our subsidiaries' ability to incur indebtedness, any of which would effectively rank senior to the notes;

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restrict our subsidiaries' ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

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restrict our ability to repurchase our securities;

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restrict our ability to pledge our assets or those of our subsidiaries; or

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restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

The notes will be structurally subordinated to the indebtedness of our subsidiaries and joint ventures.

The notes will not be guaranteed by our subsidiaries or joint ventures and, accordingly, will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries and joint ventures (including trade payables). As of September 30, 2006, our subsidiaries had approximately $41.6 million in liabilities outstanding to which the notes will be structurally subordinate. Upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our subsidiaries or joint ventures or their property, the creditors of that subsidiary or joint venture will be entitled to be paid in full before the subsidiary or joint venture will be able to distribute any assets to us to satisfy our obligations, including our obligations under the notes. The assets of that subsidiary or joint venture may not be sufficient to pay all of its creditors, in which case holders of the notes would not be entitled to receive any payments on their notes from the assets of that subsidiary or joint venture. In addition, our subsidiaries and joint ventures may, from time to time, be subject to certain contractual or other restrictions on their ability to make distributions or loans to us, which in turn could adversely affect our ability to make payments on the notes. The indenture for the notes will not prohibit us or limit any of our subsidiaries or joint ventures from incurring any indebtedness or other liabilities. In the event of a bankruptcy, liquidation or dissolution of a subsidiary or joint venture, following payment by the subsidiary or joint venture of its liabilities, the subsidiary or joint venture may not have sufficient assets to make payments to us.

We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.

The notes bear interest semi-annually at a rate of       % per year until November 15, 2011 and at a rate of             % per year thereafter. Holders of the notes have the right to require us to repurchase the notes on November 15, 2011, November 15, 2016 and November 15, 2021 or upon the occurrence of a fundamental change prior to maturity as described under "Description of notes—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a fundamental change." Moreover, upon conversion of the notes, we are required to settle a portion of the conversion value in cash. Any of our future debt agreements may contain similar repurchase and cash settlement provisions. We may not have sufficient funds to make the required cash payment upon conversion or to purchase or repurchase the notes in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to pay cash upon conversion or to purchase or repurchase the notes in cash may be limited by law or the terms of agreements relating to our debt outstanding at the time. However, if we fail to pay interest on the notes, repurchase or purchase the notes or pay cash upon conversion as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our other debt agreements, if any. An event of default under our other debt agreements, if any, would permit the lenders to accelerate the repayment of such indebtedness, and we may not have sufficient funds to repay such indebtedness and the notes, and we may not be able to find alternative financing on acceptable terms, if at all. In addition, in the case of an event of default under any secured indebtedness, the lenders may be permitted to foreclose on our assets securing that indebtedness.

The increase in conversion rate for notes converted in connection with certain make-whole fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to November 15, 2011, under certain circumstances, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The number of additional shares will be based on the date when such transaction becomes effective, which we refer to as the "effective date," and the "applicable price." If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under "Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in such transaction or transactions consists solely of cash, then the "applicable price" will be the cash amount paid per share of our common stock in such transaction or transactions. In all other cases, the "applicable price" will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date. Although this increased conversion rate is designed to compensate you for the lost option time value of your notes as a result of such transaction, the amount of additional consideration delivered in connection with such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction occurs on or after November 15, 2011, or if the relevant stock price is less than $             or greater than $             , the conversion rate will not be increased. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate set forth under "Description of notes—Conversion rights—The increase in the conversion rate." Our obligation to increase the conversion rate in connection with any such transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies. If a holder surrenders a note for conversion in connection with such a transaction that we have announced, but that transaction is not consummated, then the holder will not be entitled to the increased conversion rate described above in connection with the conversion.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to convert your notes or require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes or enabling you to convert your notes. In the event of any such transaction, the holders would not have the right to convert their notes or require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. Moreover, the notes will not be listed on any securities exchange or quoted on any automated quotation system. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock into which a note is convertible.

The notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive upon conversion of your notes is based on a daily conversion value, as described in this prospectus supplement, calculated on a proportionate basis for each day of the relevant 20 trading-day cash settlement averaging period. Generally, we will satisfy our conversion obligation to holders by paying cash equal to the lesser of the value of a note and the principal amount of such note and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, in respect of the excess, if any, of such conversion value over such principal amount. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day observation period, settlement will be delayed until at least the 23rd trading day following the related conversion date. See "Description of notes." In addition, upon conversion of the notes, you may receive less proceeds than expected because the price of our common stock may decrease (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount with respect to any conversion of your notes is determined.

The notes do not restrict our ability to take certain actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt that would rank senior to the notes or any debt that would be equal in right of payment to the notes. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock, and therefore the price of the notes.

As part of our growth strategy, we expect to review acquisition prospects that would implement our vertical integration strategy or offer other growth opportunities. While we have no current agreements or commitments with respect to any material acquisitions, we may acquire businesses, products or technologies in the future. In the event of future acquisitions, we could:

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use a significant portion of our available cash;

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issue equity securities, which would dilute current stockholders' percentage ownership;

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incur substantial debt;

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incur or assume contingent liabilities, known or unknown;

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incur amortization expenses related to intangibles; and

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incur large, immediate accounting write-offs.

Such actions by us could harm our results from operations and adversely affect the price of our common stock. Since the notes are convertible into our common stock, an adverse effect on the price of our common stock could have a similar effect on the trading price of our notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock or the value of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you convert your notes (and are entitled to receive common stock in connection with such conversion), which you are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the last trading day in the cash settlement averaging period relating to the conversion in connection with which you are to receive shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under "Description of notes—Conversion rights—Adjustments to the conversion rate." The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

In addition, in no event will the conversion rate be adjusted to an amount that exceeds             shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate. See "Description of notes—Conversion rights—Adjustments to the conversion rate."

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders, including holders who have received common stock upon prior conversion of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The repurchase rights in connection with a fundamental change and the increased conversion rate triggered by a make-whole fundamental change could discourage a potential acquiror.

The repurchase rights in the notes triggered by a fundamental change, as described under the heading "Description of notes—Holders may require us to repurchase their notes upon a fundamental change," and the increased conversion rate triggered by a make-whole fundamental change, as described under the heading "Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," could discourage a potential acquiror.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future the market price of the notes and our common stock could be harmed.

Anti-takeover effects of certain provisions of Delaware law and our certificate of incorporation and bylaws

Some provisions of Delaware law, our second restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer to takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Section 203 of Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15.0% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a Delaware corporation for a period of three years after the date the stockholder becomes an interested stockholder, unless:

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either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

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the interested stockholder acquired at least 85.0% of the voting stock of the corporation (other than stock held by directors who are also officers or be certain employee stock plans) in the transaction in which the stockholder became an interested stockholder; or

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the business combination is approved by a majority of the board of directors and by the affirmative vote of 66.66% of the outstanding voting stock that is not owned by the interested stockholder.

For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10.0% of the aggregate market value of the consolidated assets or outstanding stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

Provisions in our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure

Our second restated certificate of incorporation, amended and restated bylaws and shareholder rights plan contain provisions that could make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent board of directors. These provisions, among other things:

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divide the board of directors into three classes, with members of each class to be elected in staggered three-year terms;

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limit the right of stockholders to call special meetings of stockholders; and

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authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management. In addition, we have adopted a rights plan, which has anti-takeover effects. The rights plan, if triggered, could cause substantial dilution to a person or group that attempts to acquire our common stock on terms not approved by the board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus supplement under the heading "Certain U.S. federal income tax considerations."

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you generally will be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings "Certain U.S. federal income tax considerations—Consequences to U.S. holders—Constructive distributions" and "Certain U.S. federal income tax considerations—Consequences to non-U.S. holders—Dividends and constructive distributions" for more details.

Use of proceeds

The net proceeds to us from this offering are expected to be approximately $             (or approximately $             if the underwriters exercise in full their option to purchase additional notes), after the payment of underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions, described below, which we estimate will be approximately $              million, that we expect to enter into with one or more financial institutions, one or more of which may be affiliates of the underwriters. See "Purchase of convertible note hedge and sale of warrants." If the underwriters exercise their over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to enter into an additional convertible note hedge transaction. Remaining proceeds will be used for general corporate purposes. Although no commitments or agreements have currently been made for any such purposes, they could include future investments in our various strategic growth initiatives. They could also include future share repurchases.

Market price of common stock

Our common stock is quoted on The Nasdaq Global Select Market under the symbol "ELNK." The following table lists the high and low sale prices of our common stock as reported on The Nasdaq Global Select Market for the periods indicated.

	Common Stock Price
	High	Low

YEAR ENDED DECEMBER 31, 2004
First Quarter	$11.49	$7.85
Second Quarter	11.05	8.59
Third Quarter	10.68	8.69
Fourth Quarter	11.99	9.98
YEAR ENDED DECEMBER 31, 2005
First Quarter	$11.77	$8.11
Second Quarter	10.72	8.32
Third Quarter	10.75	8.65
Fourth Quarter	12.06	10.07
YEAR ENDING DECEMBER 31, 2006
First Quarter	$12.21	$8.67
Second Quarter	10.00	7.77
Third Quarter	8.81	6.82
Fourth Quarter (through November 10, 2006)	7.64	6.50

The last reported sale price of our common stock on the Nasdaq Global Select Market on November 10, 2006 was $6.80 per share. As of November 10, 2006, there were approximately 2,009 holders of record of our common stock.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006:

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on an actual basis; and

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on an as adjusted basis to reflect our sale of the notes and application of a portion of the net proceeds thereof to fund the net cost of the convertible note hedge and warrant transactions, as described under "Use of proceeds" and "Purchase of convertible note hedge and sale of warrants." Amounts in the as-adjusted column below assume that we sell $225.0 million principal amount of notes and receive approximately $218.4 million in net proceeds, after the payment of estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and that we use an estimated $15.8 million of such net proceeds to fund the net cost of the convertible note hedge and warrant transactions. To the extent that we sell more than (less than) the principal amount of notes assumed, our total debt and total capitalization shown in the as-adjusted column would increase (decrease). To the extent that our net proceeds are less than (greater than) the amount assumed, the amount of cash and cash equivalents shown in the as-adjusted column would decrease (increase). To the extent that the net cost of the convertible note hedge and warrant transactions is greater than (less than) the amount assumed, the amount of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization shown in the as-adjusted column would decrease (increase).

You should read this table together with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus supplement.

	September 30, 2006
	Actual	As adjusted

	(In thousands, except per share data)
Cash and cash equivalents	$33,653	$236,253

Long-term debt:
% Convertible Senior Notes due 2026	$—	$225,000
Long-term portion of capital leases	37	37

Total long-term debt	37	225,037
Stockholders' equity:
Convertible preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of September 30, 2006, actual and as adjusted	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 184,487 shares issued as of September 30, 2006 and 123,376 shares outstanding as of September 30, 2006, actual and as adjusted	1,845	1,845
Additional paid-in capital	2,027,884	2,012,084
Warrants to purchase common stock	259	259
Accumulated deficit	(1,020,243)	(1,020,243)
Treasury stock, at cost, 61,111 shares as of September 30, 2006, actual and as adjusted	(502,466)	(502,466)
Unrealized losses	(5,984)	(5,984)

Total stockholders' equity	501,295	485,495

Total capitalization	$501,332	$710,532

The number of shares outstanding does not include the following:

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approximately 19.7 million shares of common stock issuable upon exercise of outstanding stock options and warrants with a weighted exercise price of approximately $11.71 per share;

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approximately 12.5 million shares of common stock reserved for future issuance under our various stock incentive plans;

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approximately 0.7 million shares of common stock issuable in connection with future vesting of restricted stock units; and

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million shares of our common stock initially issuable upon conversion of the notes offered hereby.

Description of the notes

We will issue the notes under an indenture to be dated as of November             , 2006, between us and Wells Fargo Bank, N.A., as trustee. The trustee's main role is to enforce your rights against us if there is a default under the indenture. We describe some of the limitations on the extent to which the trustee acts on your behalf under "—Events of default" below. We have appointed the trustee to act as the initial conversion agent, registrar and paying agent, and the trustee has agreed to perform administrative duties for us, such as arranging for interest payments and mailing notices under the indenture.

The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request, and the indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

For purposes of this summary, the terms "EarthLink," "we," "us" and "our" refer only to EarthLink, Inc. and not to any of its subsidiaries, unless we specify otherwise.

GENERAL

The notes we are offering:

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will be limited to $225 million aggregate principal amount, or $258.75 million if the underwriters exercise their over-allotment option in full;

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will bear interest at a rate of             % per annum until November 15, 2011, and at a rate of             % per annum thereafter, in each case, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007, to holders of record at the close of business on the immediately preceding May 1 and November 1, respectively, except as described under "—Interest payments;"

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will be issued in denominations of integral multiples of $1,000 principal amount;

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will be our senior unsecured indebtedness and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness and junior to any of our existing and future secured indebtedness to the extent of the security therefor, will not be guaranteed by our subsidiaries and, accordingly, will be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries (including trade payables);

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will be convertible into cash or, at our option, cash and shares of our common stock, if applicable, based on an initial conversion rate of             shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $             per share) under the conditions and subject to the adjustments described under "—Conversion rights;"

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will be redeemable by us, in whole or in part, by us at any time on or after November 15, 2011, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under "—Redemption of notes at our option;" provided that we must make at least 10 semi-annual interest payments (including the interest payments on May 15, 2007 and November 15, 2011) in the full amount required by the indenture before redeeming any notes at our option;

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will be subject to purchase by us at the option of the holder on each of November 15, 2011, November 15, 2016 and November 15, 2021, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under "—Purchase of notes by us at the option of the holder;"

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will be subject to repurchase by us at the option of the holder upon a fundamental change, as described under "—Holders may require us to repurchase their notes upon a fundamental change," at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

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will mature on November 15, 2026, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to The Depositary Trust Company, or DTC, or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder's registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. The indenture also does not limit the ability of our subsidiaries to incur indebtedness, and the notes will be structurally subordinated to any indebtedness incurred by our subsidiaries. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under "—Holders may require us to repurchase their notes upon a fundamental change" and "—Consolidation, merger and sale of assets."

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of             % per annum until November 15, 2011, and at a rate of             % per annum thereafter, in each case, payable semi-annually in arrears on each May 15 and November 15 of each year, beginning on May 15, 2007. Except as described in the immediately following bullet points, we will pay interest that is due on an interest payment date to holders of record at the close of business on the immediately preceding May 1 and November 1, respectively. However:

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We will not make any payment or other adjustment upon conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest, in each case, except as described under "—Conversion rights."

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On the maturity date, we will pay accrued and unpaid interest to the person to whom we pay the principal amount, instead of to the holder of record on the record date.

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If we redeem a note, or if a holder surrenders a note for repurchase upon a fundamental change as described under "—Holders may require us to repurchase their notes upon a fundamental change," we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption or repurchase, as the case may be, unless the redemption or repurchase date is after the close of business on a record date for the payment of an installment of interest and on or before the related interest payment date. In this instance (1) we will pay accrued interest payable on such interest payment date only to the holder of record at the close of business on the related record date, and (2) the redemption or repurchase price payable on the applicable redemption or repurchase date, as the case may be, will include only the principal amount of the notes, but will not include any amount in respect of interest payable on such related interest payment date.

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If a holder surrenders a note for purchase on November 15, 2011, November 15, 2016 or November 15, 2021 as described under "—Purchase of notes by us at the option of the holders," we will pay accrued and unpaid interest on the relevant purchase date to the holder of record at the close of business on the related record date, and the purchase price payable on the applicable purchase date will include only the principal amount of the notes, but will not include any amount in respect of interest payable on such related interest payment date.

Interest will accrue on the notes from and including November             , 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and on or before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. Except as described in the following sentence, the holder who surrenders its note for conversion after the close of business on the record date and prior to the related interest payment date must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest payable on such interest payment date on the portion of the note being converted. However, a holder is not required to make such payment:

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if a holder converts its notes after they have been called for redemption and we have specified a redemption date that is after a record date and on or before the next interest payment date;

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if a holder converts its notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or before to the next interest payment date; or

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to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under "—Conditions for conversion" and "—Conversion procedures," are satisfied, holders of notes may, subject to prior redemption, repurchase or purchase by us, convert their notes prior to the close of business on the business day immediately preceding the maturity date in integral multiples of $1,000 principal amount into cash in an amount described below or, at our option, cash and shares of our common stock, if applicable, in the respective amounts described below, based on an initial conversion rate of             shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $             per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the last day of the cash settlement averaging period. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest. Upon the conversion of any note, the accrued but unpaid interest attributable to the period from the issue date of the note to the conversion date with respect to the converted notes, shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of cash and shares of common stock, if any, in exchange for the notes being converted.

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs after the close of business on a record date and before the opening of business on the related interest payment date. See "—Interest payments" above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or the fundamental change repurchase price, as the case may be.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which initially will be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the "conversion date." To convert interests in a global note, the holder must comply with DTC's then applicable conversion program procedures.

Subject to the provisions set forth under "—Settlement of conversion in connection with a make-whole fundamental change," we will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable after the conversion date, but in no event more than three business days after the last trading day in the "cash settlement averaging period" described below.

For a discussion of certain tax considerations applicable to a holder that converts notes, see "Certain U.S. federal income tax considerations."

Payment upon conversion

Holders that surrender their notes for conversion will receive, in exchange for those notes, cash or, at our option, cash and shares of our common stock, as follows. Upon conversion, holders will receive, per $1,000 principal amount of notes being converted, a "settlement amount" that is equal to the sum of the "daily settlement amounts" (as described below) for each of the 20 trading days during the "cash settlement averaging period" (as described below).

The "cash settlement averaging period" with respect to any note means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the notes are tendered for conversion.

The "daily settlement amount," for each of the 20 trading days during the cash settlement averaging period, consists of:

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cash equal to the lesser of $50 and the "daily conversion value" (as described below), which amount of cash we refer to as the "daily principal return"; and

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to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the "daily share amount" (as described below) for such trading day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The "daily share amount" on a given trading day in the relevant cash settlement averaging period means:

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the excess of the daily conversion value over $50, divided by;

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the VWAP price of our common stock on that trading day.

The "daily conversion value" on a given trading day in the relevant cash settlement averaging period means one-twentieth of the product of:

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the conversion rate of the notes in effect on that trading day; and

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the VWAP price of our common stock on that trading day.

We refer to the cash due upon conversion as the "principal return," and we refer to the shares, if any, that are due upon conversion as the "net shares."

"Trading day" generally means any day during which:

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trading in our common stock generally occurs on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading; and

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there is no "market disruption event" (as described below).

"Market disruption event" means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The "VWAP price" per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ELNK <Equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the

VWAP price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

By the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage") and we will notify holders of such cash percentage by notifying the trustee (the "cash percentage notice"). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the VWAP price of our common stock for such trading day. The number of shares deliverable in respect of each trading day in the applicable cash settlement averaging period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the scheduled first trading day of the applicable cash settlement averaging period, we must settle 100% of the daily share amount for each trading day in the applicable cash settlement averaging period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described above. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the business day prior to the scheduled first trading day of the applicable cash settlement averaging period.

We may be unable to pay the cash portion of the conversion value upon conversion of any notes by holders. Our ability to settle our conversion obligation with respect to the notes in cash may be limited by law or by our debt agreements in existence at the time of such conversion. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash. See "Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders."

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each registered holder (with a copy to the trustee), at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

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the event causing the notes to become convertible, other than pursuant to the provisions set forth below under "—Conversion based on price of common stock";

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the time during which the notes will be convertible as a result of that event;

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if that event is a transaction described under "—Conversion upon the occurrence of certain corporate transactions," the anticipated effective date of the transaction; and

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the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the second business day following the date the notes become convertible as a result of the event.

Holders may surrender their notes for conversion prior to the close of business on the business day immediately preceding the maturity date or earlier redemption, repurchase or purchase by us only in the following circumstances:

Conversion based on price of common stock

During any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), if the "closing sale price" of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the "ex date" (as defined below) of the event occurs, during that 30 consecutive trading day period.

The "closing sale price" of our common stock or other capital stock or similar equity interests or other publicly traded securities on any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock or such other capital stock or similar equity interests or other securities are traded or, if our common stock or such other capital stock or similar equity interests or other securities are not listed on a United States national or regional securities exchange, any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States. The closing sale price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, our board of directors will determine the closing sale price on such basis as it considers appropriate.

Conversion upon satisfaction of the trading price condition

During the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 98% of the average conversion value of the notes during the note measurement period. We refer to this condition as the "trading price condition."

For purposes of the trading price condition, the "conversion value" per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the "trading price" of the notes on any day means the average secondary market bid quotations obtained by the bid solicitation agent, which will initially be the trustee, for $5.0 million principal amount of notes at approximately 4:00 pm, New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent reasonably determines that it can obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent reasonably determines that it can obtain only one such bid, then that one bid will be used. If on a given day:

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the bid solicitation agent reasonably determines that it cannot obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer; or

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in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 98% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable written evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 98% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied. If we do not so instruct the trustee after a holder provides us with reasonable written evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price per share of our common stock and the conversion rate, the trading price of the notes will be deemed to be less than 98% of the product of the closing sale price per share and conversion rate on each day that we fail to do so.

Conversion based on redemption

If we call notes for redemption, holders may convert their notes at any time until the close of business on the business day immediately preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions

If:

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a "fundamental change," as described under "—Holders may require us to repurchase their notes upon a fundamental change," or a "make-whole fundamental change," as described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" occurs; or

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we are party to a consolidation, merger, binding share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case, pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th business day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th business day after the actual effective date of the transaction. In addition, if the transaction is a "make-whole fundamental change," then the notes may also be surrendered for conversion at any time during the "make-whole conversion period" described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," and if the transaction is a "fundamental change," then the notes may also be surrendered for conversion at any time during the period that begins on, and includes, the 30th business day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a "make-whole fundamental change" will in some circumstances also be entitled to an increased conversion rate. See "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change." We will mail to registered holders, at their addresses appearing in the security register, notice of the anticipated effective date of any transaction described in either of the two bullets above. We must make this mailing at least 30 business days before the first anticipated effective date of such transaction.

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under "—Adjustments to the conversion rate" below, then we must mail to registered holders written notice of the action or event at least 30 business days before the ex-date, effective date or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the ex date, the effective date or the expiration date of the transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, October 15, 2011 to, and including, November 15, 2011 and at any time on or after November 15, 2024 and before the close of business on the business day immediately preceding the maturity date or earlier redemption, repurchase or purchase by us.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as described below under "—Make-whole fundamental changes involving an acquisition of us by a public acquirer," if we reclassify our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, or consummate a similar transaction, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the "reference property"), that a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), the daily conversion value and the daily share amount will be calculated based on the fair value of the reference property and the daily share amount will be payable, at our option, in cash, reference property or a combination thereof. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the "reference property" described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

If the transaction described in the second preceding paragraph also constitutes a "public acquirer fundamental change," then we may in certain circumstances elect to change the conversion right in the manner described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—Make-whole fundamental changes involving an acquisition of us by a public acquirer" in lieu of changing the conversion right in the manner described in the above two paragraphs.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

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dividends or distributions on our common stock payable in shares of our common stock to all holders of our common stock;

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subdivisions, combinations or certain reclassifications of our common stock;

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distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a shareholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock at a price per share that is less than the "current market price" per share of our common stock on the record date for the distribution;

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dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries' capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the two bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a shareholder rights plan) to purchase or subscribe for our securities;

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cash dividends or other cash distributions by us to all holders of our common stock, other than distributions described in the immediately following bullet point; and

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distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price of our common stock on the first trading day immediately succeeding the expiration date of such tender offer or exchange offer the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the record date for the cash distribution by a fraction whose numerator is the "current market price" per share of our common stock on the record date and whose denominator is that "current market price" less the per share amount of the distribution.

"Current market price" per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, and including, the earlier of that date and the ex-date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of any event requiring an adjustment to the conversion rate during such 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

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we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

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we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for each holder of notes to participate in the transaction without conversion at the same time as our common stockholders as if such holder held a number of shares equal to the conversion rate in effect on the "ex date" or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of notes held by such holder.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, if we mail a notice of redemption or a fundamental change or make whole fundamental change, or any transaction described under "—Conversion upon the occurrence of certain corporate transactions" above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. In addition, we will make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, and upon maturity.

To the extent permitted by law and the continued listing requirements of the Nasdaq Global Select Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to the trustee and to registered holders at least 15 days before the day the increase commences. In addition, we may, but are not obligated to, also increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of notes will also receive, to the extent they receive shares of our common stock, the associated rights under the rights agreement, dated as of August 6, 2002, between us and American Stock Transfer and Trust Co. or any future shareholder rights plan (i.e., a poison pill) we may establish unless prior to any conversion such rights have separated from our common stock, in which case upon such separation the conversion rate shall be adjusted pursuant to the fourth bullet point above, as applicable, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

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a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

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an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our shareholders. See "Certain U.S. federal income tax considerations."

We will not increase the conversion rate, including pursuant to the provisions set forth below under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," to the extent that the increase will cause the conversion rate to exceed             shares per $1,000 principal amount of notes. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described above.

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to November 15, 2011:

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there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an "asset sale make-whole fundamental change"); or

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there occurs any transaction or series of related transactions (other than a "listed stock business combination" as described under "—Holders may require us to repurchase their notes upon a fundamental change"), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a "make-whole fundamental change"), then we will increase, as described below under "—The increase in the conversion rate," the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th business day before the date we originally announced as the anticipated effective date of the make-whole fundamental change to, and including, the 30th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a "fundamental change," as described under "—Holders may require us to repurchase their notes upon a fundamental change," to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the "make-whole conversion period."

However, if the make-whole fundamental change is a "public acquirer fundamental change," as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under "—Make-whole fundamental changes involving an acquisition of us by a public acquirer."

We will mail to registered holders (with a copy to the trustee), at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 business days before the first anticipated effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election referred to in the immediately preceding paragraph to change the conversion right in lieu of increasing the conversion rate. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must mail an additional notice and make an additional announcement and publication announcing such completion.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change that we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with such conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the "effective date," and the "applicable price." If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the "applicable price" will be the cash amount paid per share of our common stock in such make-whole fundamental change. In all other cases, the "applicable price" will be the average of the "closing sale prices" per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the "ex date" (as defined in the indenture) of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under "—Payment upon conversion" above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

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whose numerator is the conversion rate in effect immediately before the adjustment; and

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whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "—Adjustments to the conversion rate."

Number of additional shares (per $1,000 principal amount of notes)

Effective Date
Applicable Price	November , 2006	November 15, 2007	November 15, 2008	November 15, 2009	November 15, 2010	November 15, 2011

$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact applicable price and effective date may not be as set forth in the table above, in which case:

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if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two effective dates based on a 365-day year, as applicable;

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if the actual applicable price is greater than $             per share (subject to adjustment in the same manner as the applicable prices in the table), we will not increase the conversion rate; and

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if the actual applicable price is less than $             per share (subject to adjustment in the same manner as the applicable prices in the table), we will not increase the conversion rate.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Settlement of conversions in connection with a make-whole fundamental change

If we are required to increase the conversion rate by the additional shares as a result of a make-whole fundamental change, notes surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under "—Payment upon conversion"):

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If the last trading day of the applicable cash settlement averaging period related to notes surrendered for conversion is prior to the third scheduled trading day preceding the anticipated effective date of such make-whole fundamental change, we will settle such conversion as described under "—Payment upon conversion" above by delivering the amount of consideration due (as described above under "—Payment upon conversion," based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable cash settlement period. In addition, as soon as practicable following the effective date of such make-whole fundamental change, we will deliver the increase in such amount of cash and shares of our common stock or reference property deliverable in lieu of shares of our common stock, if any, as the case may be, as if the conversion rate had been increased by such number of additional shares during the related cash settlement averaging period (and based upon the relevant daily VWAP prices during such cash settlement averaging period). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering shares of our common stock or reference property based on such increased number of shares.

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If the last trading day of the applicable cash settlement averaging period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described under "—Payment upon conversion" above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last trading day of the applicable cash settlement averaging period.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, if we do not deliver solely cash to the extent the daily conversion value on any trading day during the cash settlement averaging period exceeds $50, the non-cash consideration due in respect of such excess may not consist of shares of our common stock as a result of the provisions described above under the caption "—Change in the conversion right upon certain reclassifications, business combinations and asset sales." Accordingly, to the extent the daily conversion value on any trading day during the cash settlement averaging period exceeds $50, the non-cash consideration due in respect of such excess may be paid in reference property.

Make-whole fundamental changes involving an acquisition of us by a public acquirer

If the make-whole fundamental change is a "public acquirer fundamental change," as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted during the make-whole conversion period for the public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note into cash and, if applicable, shares of our common stock will be changed into a right to convert it into cash and, if applicable, shares of "public acquirer common stock," as described below, based on an initial conversion rate equal to the conversion rate in effect immediately before the effective time of the public acquirer fundamental change multiplied by a fraction:

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whose numerator is the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock pursuant to the public acquirer fundamental change; and

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whose denominator is the average of the closing sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. Also, the principal return payable upon conversion of the notes after we give effect to the election will continue to be payable in cash, but the daily share amount, if any, will be payable at our option in cash, shares of public acquirer common stock (instead of our common stock) or a combination thereof, and the daily conversion value will be calculated based on the VWAP price per share of the public acquirer common stock (instead of our common stock). If the public acquirer fundamental change also is an event that requires us to make another adjustment to the conversion rate as described under "—Adjustments to the conversion rate" above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under "—Change in the conversion right upon certain reclassifications, business combinations and asset sales" above in connection with the public acquirer fundamental change.

A "public acquirer fundamental change" means a make-whole fundamental change described in the second bullet point under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" where the acquirer (or any entity that has majority ownership of the acquirer) has a class of common stock that is traded or quoted on a national securities exchange or that will be so traded or quoted when issued or exchanged in connection with the make-whole fundamental change. We refer to such common stock as the "public acquirer common stock." "Majority ownership" generally means having "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding voting power of all classes of an entity's capital stock entitled to vote generally in the election of directors.

We will state, in the first notice, public announcement and publication described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, our election is irrevocable, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

REDEMPTION OF NOTES AT OUR OPTION

We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after November 15, 2011, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to the trustee and to each registered holder of notes to be redeemed at the address of the registered holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date; provided that we must make at least 10 semi-annual interest payments (including the interest payments on May 15, 2007 and November 15, 2011) in the full amount required by the indenture before redeeming any notes at our option.

If a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date. Therefore, the redemption price will include only the principal amount of the notes redeemed, and will not include any accrued and unpaid interest unless the holder of the notes so redeemed was also the holder of record at the close of business on the immediately preceding record date. The redemption date must be a business day.

For a discussion of certain tax considerations applicable to a holder upon a redemption of notes, see "Certain U.S. federal income tax considerations."

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price or accrued and unpaid interest.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate (and in such manner as complies with applicable legal requirements). However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the redemption price for all notes we have called for redemption. Furthermore, the terms of our indebtedness may limit our ability to pay the redemption price of the notes. See "Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders." Our failure to redeem the notes when required would result in an event of default with respect to the notes. An event of default with respect to the notes could result in an event of default under our other indebtedness and could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness, foreclose on the assets securing that indebtedness.

No notes may be redeemed by us if the principal amount of the notes has been accelerated (other than as a result of a failure to pay the relevant redemption price), and such acceleration has not been rescinded, on or prior to the relevant redemption date.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of November 15, 2011, November 15, 2016 and November 15, 2021 (each, a "purchase date"), a holder may require us to purchase all or a portion of the holder's outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, if the purchase date is after the close of business on a record date for the payment of interest and on or before the related interest payment date, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will receive only the principal amount of the note being repurchased and will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Registered holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax considerations applicable to a holder receiving cash upon a purchase of the notes at the holder's option, see "Certain U.S. federal income tax considerations."

We will give notice on a date that is at least 20 business days before each purchase date to all registered holders (with a copy to the trustee) at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

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the amount of the purchase price;

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that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

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the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

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the certificate numbers of the holder's notes to be delivered for purchase, if they are in certificated form;

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the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

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that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:

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the name of the holder;

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a statement that the holder is withdrawing its election to require us to purchase its notes;

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the certificate numbers of the notes being withdrawn, if they are in certificated form;

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the principal amount being withdrawn, which must be an integral multiple of $1,000; and

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the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not validly withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, the terms of our indebtedness may limit our ability to pay the purchase price to purchase notes. See "Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders." Our failure to purchase the notes when required would result in an event of default with respect to the notes. An event of default with respect to the notes could result in an event of default under our other indebtedness and could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness, foreclose on the assets securing that indebtedness.

No notes may be purchased by us on November 15, 2011, November 15, 2016 or November 15, 2021 if the principal amount of the notes has been accelerated (other than as a result of a failure to pay the relevant purchase price), and such acceleration has not been rescinded, on or prior to the relevant purchase date.

Upon any purchase of notes by us on November 15, 2011, November 15, 2016 or November 15, 2021, we will, to the extent applicable:

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comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

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file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a "fundamental change," as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the "fundamental change repurchase date," as described below.

However, if the fundamental change repurchase date is after the close of business on a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date. Accordingly, the repurchase price will include only the principal amount of the notes repurchased, and will not include any accrued and unpaid interest unless the holder of the notes so repurchased was also the holder of record on the immediately preceding record date.

We must repurchase the notes on a date of our choosing, which we refer to as the "fundamental change repurchase date." However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 days after the occurrence of a fundamental change, we must mail to all registered holders of notes (with a copy to the trustee) at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly release, through a reputable national newswire service, and publish on our website, a notice of the fundamental change. The notice must state, among other things:

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the events causing the fundamental change;

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the date of the fundamental change;

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the fundamental change repurchase date;

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the last date on which a holder may exercise the repurchase right;

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the fundamental change repurchase price;

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the names and addresses of the paying agent and the conversion agent;

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the procedures that holders must follow to exercise their repurchase right;

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the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

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that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

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the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

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the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

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that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

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the name of the holder;

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a statement that the holder is withdrawing its election to require us to repurchase its notes;

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the certificate numbers of the notes being withdrawn, if they are in certificated form;

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the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

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the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax considerations applicable to a holder upon the exercise of the repurchase right, see "Certain U.S. federal income tax considerations."

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A "fundamental change" will be deemed to occur upon the occurrence of a "change in control" or a "termination of trading."

A "change in control" generally will be deemed to occur at such time as:

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any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors ("voting stock");

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there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended;

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we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

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the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger "beneficially own," directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

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both of the following conditions are satisfied (we refer to such a transaction as a "listed stock business combination"):

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at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded or quoted on a United States national securities exchange (or that will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

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as a result of such consolidation or merger, the notes become convertible into cash and the daily share amount, if any, which will be payable at our option in cash, shares of such common stock and associated rights, if applicable, or a combination thereof;

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the following persons cease for any reason to constitute a majority of our board of directors:

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individuals who on the first issue date of the notes constituted our board of directors; and

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any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office who either were directors whose election or nomination for election was previously so approved or were directors on such issue date of the notes; or

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we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A "termination of trading" is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries' ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. See "Risk factors—Risks related to an investment in the notes."

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our indebtedness may limit our ability to pay the repurchase price to repurchase notes. See "Risk factors—Risks related to an investment in the notes—We may be unable to pay interest on the notes, repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders." Our failure to repurchase the notes when required would result in an event of default with respect to the notes and could result in an event of default under our other outstanding indebtedness. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not. An event of default with respect to our other indebtedness could permit the lenders of such indebtedness to declare such indebtedness immediately due and payable and, in the case of secured indebtedness, foreclose on the assets securing that indebtedness.

No notes may be repurchased by us in connection with a fundamental change if the principal amount of the notes has been accelerated (other than as a result of a failure to pay the relevant fundamental change repurchase price), and such acceleration has not been rescinded, on or prior to the relevant fundamental change repurchase date.

Upon any purchase of notes by us in connection with a fundamental change we will, to the extent applicable:

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comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

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file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934, as amended, or other applicable laws.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

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such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

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such person assumes all of our obligations under the notes and the indenture; and

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no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under "—Holders may require us to repurchase their notes upon a fundamental change."

There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

An assumption by any person of our obligation under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

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our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change, or otherwise;

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our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

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our failure to satisfy our conversion obligations upon the exercise of a holder's conversion right;

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our failure to timely provide notice as described under "—Conversion rights—Conversion upon the occurrence of certain corporate transactions," "—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," "—Purchase of notes by us at the option of the holder" or "—Holders may require us to repurchase their notes upon a fundamental change;"

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our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 90 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

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we fail to comply with our obligations under "—Consolidation, merger and sale of assets";

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a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $20 million or more, or acceleration of our or our subsidiaries' indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, in each case if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

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failure by us or any of our subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $20 million, which are not stayed on appeal; and

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certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a "significant subsidiary."

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

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the rescission would not conflict with any order or decree;

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all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

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certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee's rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

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the holder gives the trustee written notice of a continuing event of default;

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the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

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the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

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the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

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the payment of any amounts due on that holder's notes after the applicable due date; or

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the right to convert that holder's notes in accordance with the indenture.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

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has been cured or waived; or

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is not in the payment of any amounts due with respect to any note or the failure to convert any note in accordance with the indenture and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

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change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

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reduce the principal amount of, or any premium, or interest on, any note;

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change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

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impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

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modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a fundamental change;

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adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

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change the ranking of the notes;

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reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

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reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

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modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee's consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

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evidence the assumption of our obligations under the indenture or the notes, as the case may be, by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

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give effect to the election, if any, by us referred to under "Conversion rights—Make-whole fundamental changes involving an acquisition of us by a public acquirer;"

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make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

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secure our obligations in respect of the notes;

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add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

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make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

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to comply with the rules or regulations of any securities exchange or automated quotation system on which the notes may be listed or traded; or

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to add to, change or eliminate any of the provisions of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interest of any holder of the notes.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect. We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture to the description of the notes contained in this prospectus supplement.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

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waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

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waive any past default or event of default and its consequences, except a default or event of default:

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in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

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arising from our failure to convert any note in accordance with the indenture; or

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in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

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delivering all outstanding notes to the trustee for cancellation; or

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depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amount of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR SHAREHOLDERS

None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the U.S. Securities and Exchange Commission, or SEC, that such a waiver is against public policy.

REPORTS TO TRUSTEE

We will furnish to the trustee copies of our annual report to shareholders, containing audited financial statements, and any other financial reports that we furnish to our shareholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than 5 days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder's expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is Wells Fargo Bank, N.A., and we have appointed the trustee as the initial paying agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, N.A. and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is American Stock Transfer & Trust Company.

LISTING AND TRADING

The notes will not be listed or quoted on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol "ELNK."

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See "—Global securities" below for more information. The trustee is not required to:

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register the transfer of or exchange any note for a period of 20 days before selecting notes to be redeemed;

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register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See "—Global securities" and "—Certificated securities" for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in "—Certificated securities," holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

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an event of default has occurred and is continuing.

Settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder's registered address.

We expect the notes will trade in DTC's Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and it book-entry system from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Purchase of convertible note hedge and sale of warrants

Concurrently with the pricing of the notes, we expect to enter into convertible note hedge transactions with respect to our common stock with one or more financial institutions, one or more of which is expected to be an affiliate of the underwriters. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, approximately     million shares of our common stock. Concurrently with entering into the convertible note hedge transactions, we expect to enter into warrant transactions whereby we will sell to the relevant financial institutions or their affiliates, warrants to acquire, subject to customary anti-dilution adjustments, approximately      million shares of our common stock. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of the additional notes and from the sale of corresponding additional warrants to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes in the event that the volume-weighted average price per share of our common stock at the time of exercise is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject, with certain exceptions, to the adjustments applicable to the conversion rate of the notes. If, however, the volume-weighted average price per share of our common stock exceeds the strike price of the warrant transaction, the dilution mitigation under the convertible note hedge transactions will be capped, which means that there would be dilution from conversion of the notes to the extent that the then volume-weighted average price per share of our common stock exceeds the strike price of the warrant transaction. The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the relevant financial institutions, are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge and warrant transactions.

For a discussion of the impact of any market or other activity by the relevant financial institutions (or their affiliates) in connection with these convertible note hedge and warrant transactions, see "Underwriting—Convertible note hedge and warrant transactions" and "Risk factors—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock."

Description of capital stock

The following description of our capital stock includes a summary of certain provisions of our second restated certificate of incorporation, our amended and restated bylaws and our stockholder rights plan. This description is subject to the detailed provisions of, and is qualified by reference to, our certificate of incorporation, our bylaws and our rights plan, copies of which are on file with the SEC.

We are authorized to issue (1) 300,000,000 shares of common stock, par value $0.01 per share, of which 123,376,000 shares were issued and outstanding as of September 30, 2006 and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. Our board of directors is authorized, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the powers, designations, preferences and relative, participating, and other special rights of such preferred stock.

Certain of the provisions described in this section could have the effect of discouraging transactions that might lead to a change of control of us. These provisions:

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establish a classified board of directors whereby our directors are elected for staggered terms in office so that only approximately one-third of our directors stand for election in any one year;

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require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders; and

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preclude stockholders from calling a special meeting of stockholders.

COMMON STOCK

Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to the rights of holders of all classes of stock having priority rights as to dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors, subject to the rights of holders of all classes of our stock having priority rights as to liquidation payments.

Each holder of our common stock is entitled to one vote for each share outstanding in the holder's name. No holder of common stock is entitled to cumulate votes in voting for directors. American Stock Transfer & Trust is the transfer agent and registrar for our common stock. American Stock Transfer & Trust's address is 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219, and its telephone number is 718-921-8360. Our common stock is listed on the Nasdaq Global Select Market under the symbol "ELNK."

PREFERRED STOCK

Our amended and restated certificate of incorporation permits us to issue up to 100,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designations and the relative rights, preferences and limitations of the preferred stock of each series will be fixed by an amendment to our amended and restated certificate of incorporation relating to each series adopted by our board, including:

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the maximum number of shares in the series and the distinctive designation;

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the terms on which dividends, if any, will be paid;

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the terms on which the shares may be redeemed, if at all;

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the terms of any sinking fund for the purchase or redemption of the shares of the series;

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the amounts payable on shares in the event of liquidation, dissolution or winding up;

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the terms and conditions, if any, on which the shares of the series shall be convertible into shares of any other class or series or any other security of us or of any other corporation;

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the restrictions on the amount of shares of the same series or any other class or series; and

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the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Our certificate of incorporation and our bylaws contain various provisions intended (1) to promote the stability of our stockholder base and (2) to render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Our board of directors consists of eight directors. The number of directors is established from time to time by resolution adopted by a majority of the board of directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote, voting together as a single class, although there must be a minimum of two and not more than 17 directors pursuant to our second restated certificate of incorporation. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at each annual meeting of the stockholders at which a quorum is present. Our directors are divided into three classes. Each class serves for a three-year term, with one class's term expiring each year.

A special meeting of our stockholders may be called only by the chairman of our board of directors, our president or our board of directors. Stockholders are not permitted to call a special meeting of stockholders. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

SHAREHOLDER RIGHTS PLAN

We have adopted a Shareholder Rights Plan, which is embodied in the Rights Agreement between EarthLink and American Stock Transfer & Trust Company, the agent for the Rights Plan. Pursuant to this agreement, we declared a dividend of one "Right" for each outstanding share of our common stock. Each outstanding share of our common stock also evidences one "Right." Each Right generally the entitles the holder to purchase one one-thousandth (1/1,000) of a share (a "Unit") of our Series D Junior Preferred Stock at a price of $60.00 per Unit upon certain events. Generally, in the event a person or entity acquires, or initiates a tender offer to acquire, at least 15% of our then outstanding common stock, the Rights will become exercisable for common stock having a value equal to two times the exercise price of the Right, or effectively at one-half of our then-current stock price. The Rights are redeemable under certain circumstances at $0.01 per Right and will expire, unless earlier redeemed, on August 6, 2012.

Description of rights; purchase price

Each Right entitles the registered holder to purchase from us, under certain circumstances, a unit consisting of one one-thousandth (1/1,000) of a share of our Series D Junior Preferred Stock, par value

$.01 per share (the "Preferred Stock"), at a purchase price of $60.00 per Unit. The purchase price is subject to appropriate adjustment for stock splits and other similar events.

Voting.    Each Unit shall entitle the holder thereof to one vote on all matters submitted to a vote of our stockholders, voting together with holders of common stock as one class on all such matters. Holders of Units shall not have the right to cumulate their votes in the election of directors, and will have the same voting rights and limitations applicable to holders of common stock as set forth in our second restated certificate of incorporation.

Dividends.    Each Unit shall entitle the holder thereof to a right to receive dividends, when, as and if declared by the Board out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any senior series of preferred stock and after we have made provision for any required sinking or purchase funds for any series of preferred stock, on a pari passu basis with dividend rights of the common stock.

Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of the Units shall be entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of (i) all of our debts and liabilities, and (ii) the preferential rights of any senior series of preferred stock, but before any such liquidation distributions are paid in respect of common stock.

Mergers.    In the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, the holder of each Unit will be entitled to receive the same consideration received per share of common stock. These rights are protected by customary antidilution provisions (see Adjustments below). Although the Rights are redeemable, Units of preferred stock purchasable upon exercise of the Rights will not be redeemable.

Because a Unit is equal to one one-thousandth (1/1,000) of a share of preferred stock, a holder of one full share of preferred stock generally would be entitled to dividend, liquidation and voting rights equal to one thousand (1,000) times the dividend, liquidation and voting rights of one share of common stock. Because of the nature of the Units' dividend, liquidation and voting rights, the value of one one-thousandth (1/1,000) of a share of preferred stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Exercisability of rights; expiration date

The Rights are not exercisable until occurrence of certain triggering events, referred to as Distribution Dates (as defined below), and will expire at the close of business on August 6, 2012 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by us, all as described below.

Triggering events; distribution date

The Rights will be exercisable only upon the earlier of: (i) 10 business days following a public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") had acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person beneficially owning 15% or more of such outstanding shares of common stock (each, a "Flip-In Triggering Event").

Flip-in rights

In the event of a Flip-In Triggering Event, each Right will automatically convert into a Right to buy common stock rather than preferred stock. As such, each holder of a Right will thereafter have the right to purchase our common stock (or, in certain circumstances, our cash, property or other securities) having a value equal to two times the exercise price of the Right, or in other words, effectively at one-half of our then-current stock price. However, any Rights associated with common stock acquired by an Acquiring Person will be void, and such Acquiring Person will not be able to exercise the Rights to purchase additional common stock. Rights are not exercisable following the occurrence of a Flip-In Event until such time as the Rights are no longer redeemable by us, described below.

Following is an example of how exercise of the Rights would work, assuming an exercise price of $60.00 per Right and a then-current market price for our commons stock of $10.

Example:    At an exercise price of $60 per Right, each Right (excluding those owned by an Acquiring Person) would be multiplied by the number of Units of preferred stock into which the Right was exercisable—1. That number ($60 × 1 = $60) is then divided by 50% of the then-current market price of our stock (50% of $10 = $5)—thus, $60 divided by 5 equals 12, which is the number of shares of our common stock received for each Right. Thus, for each $60 purchase price, each holder would receive 12 shares of our common stock, which would have an aggregate worth of $120—twice the $60 purchase price.

Flip-over

In the event that, at any time following the Flip-In Triggering Event: (i) we are acquired in a merger or other business combination transaction, or (ii) more than 50% of our assets or earning power is sold or transferred, each holder of a Right (except voided Rights held by the Acquiring Person) shall have the right to purchase common stock of the Acquiring Person having a value equal to two times the exercise price of the Right. The formula for a Flip-Over purchase is the same as used for a Flip-In Event, only utilizing the market price of the Acquiring Person's stock.

Transfer and detachment of rights

The Rights will separate from the common stock upon a "Distribution Date," which generally is the 10th day after a triggering event. Until the Distribution Date: (i) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new Common Stock certificates issued after August 6, 2002 will contain a legend and notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate. Except as otherwise determined by the Board, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

As soon as practicable after a Distribution Date, Rights Certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate must make such request in writing to the Rights Agent, and shall surrender the Rights Certificate to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent. Neither the Rights Agent nor EarthLink shall be obligated to take any action whatsoever regarding the transfer of any such surrendered Rights Certificate until the registered holder has completed and signed the certificate contained in the form of assignment (on the reverse side of the Rights Certificate) and has provided such additional information about the identity of the parties involved, as we may reasonably request. Thereupon the Rights Agent shall, subject to certain restrictions contained in the Rights Agreement regarding certain entities acquiring 15% or more of our common stock, countersign and deliver to the person entitled a Rights

Certificate or Rights Certificates, as the case may be, as so requested. We may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

Adjustments

The purchase price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock, or shares having the same rights, preferences and privileges as the preferred stock, or convertible securities at less than the current market price of the preferred stock, or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

Redemption

In general, at any time prior to the earlier of (i) the close of business on the 10th business day following the Stock Acquisition Date, or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of our board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

Exchange

In general, at any time after a person becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board may exchange all or part of the then outstanding Rights (other than Rights owned by such person or group which have become void) for common stock at an exchange ratio of one share of common stock per Right (or in certain circumstances preferred stock), subject to applicable adjustments.

Rights of holders

Until a Right is exercised, the holder thereof will have no rights as a stockholder of us relating to the Rights, including without limitation the right to vote, receive dividends or any distributions upon liquidation.

Tax consequences

While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights became exercisable for our common stock (or other consideration) or for common stock of the acquiring company as set forth above.

Amendments

Other than those provisions relating to the duration of the Rights Agreement and the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by our board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement (other than those described in the preceding sentence) may be amended by our board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is on file with the SEC.

Certain U.S. federal income tax considerations

In the opinion of our special tax counsel, Troutman Sanders LLP, the following is a summary of certain material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain material estate tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (that is, for investment purposes) by a beneficial owner who purchased the note on original issuance at its "issue price" (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

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tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

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tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

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tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose "functional currency" is not the U.S. dollar;

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tax consequences to investors in pass-through entities;

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alternative minimum tax consequences, if any;

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any state, local or foreign tax consequences; and

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gift or, except as discussed below for non-U.S. holders, estate tax consequences, if any.

If a partnership (as determined for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term "U.S. holder" means a beneficial owner of notes or shares of common stock received upon conversion of notes that is, for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A "non-U.S. holder" is a beneficial owner (other than a partnership, as determined for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies," or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

CONSEQUENCES TO U.S. HOLDERS

Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder's usual method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of notes

Except as provided below under "Consequences to U.S. holders—Conversion of notes," a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less amounts attributable to accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder's ability to deduct capital losses is subject to certain limitations.

Conversion of notes

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the note in a taxable disposition (as described above under "Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes"). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization.    If a combination of cash and stock is received by you upon conversion of a note, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a "recapitalization" for such purposes. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder's tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives for the fractional share and the portion of the U.S. holder's tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder's holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative treatment as part conversion and part redemption.    If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization for U.S. federal income tax purposes, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). The common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder's tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion (except any common stock received with respect to accrued interest) would include the holding period for the notes.

Distributions on common stock

Distributions, if any, made on our common stock generally will be included in a U.S. holder's income as ordinary dividend income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder's tax basis in the common stock and thereafter as capital gain. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and possibly adjustments in connection with a fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described above under "Consequences to U.S. holders—Distributions on common stock." It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received or the dividends received deduction. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, certain redemptions or other taxable dispositions of common stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder's tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder's holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion consideration after a business combination

In the event that we undergo a business combination as described under "Description of the notes—Conversion rights—Conversion procedures," the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the circumstances, such an adjustment might result in a deemed taxable exchange to a holder and a modified note might be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to make required certifications and provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided required information is furnished timely to the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that

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the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

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the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

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(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax at a 30% rate (or lesser rate under an applicable income tax treaty).

Dividends and constructive distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate as described under "Consequences to U.S. holders—Constructive distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

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that gain is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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we are or have been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes during the shorter of the non-U.S. holder's holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

U.S. federal estate tax

The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on the notes beneficially owned by the non-U.S. holder at the time of his or her death provided that:

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any interest payments to the non-U.S. holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in "Consequences to non-U.S. holders—Interest," without regard to the certification requirements described in the last bullet point; and

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interest on the notes would not have been, if received at the time of the non-U.S. holder's death, effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

The estate of a non-U.S. holder will be subject to U.S. federal estate tax on common stock beneficially owned by the non-U.S. holder at his or her death, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under "Consequences to non-U.S. holders—Interest" has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S-related financial intermediaries, unless the statement described above has been received (and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Underwriting

We are offering the notes through the underwriters named below. UBS Securities LLC and Banc of America Securities LLC are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table:

	Principal amount of notes
Underwriters

UBS Securities LLC	$
Banc of America Securities LLC

Total		$225,000,000

The underwriting agreement provides that the underwriters must buy all of the notes if they buy any of them. However, the underwriters are not required to take or pay for the notes covered by the underwriters' over-allotment option described below.

The notes are offered subject to a number of conditions, including:

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receipt and acceptance of the notes by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters the option to buy up to an additional $33,750,000 principal amount of notes. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional notes on a pro rata basis in approximately the same proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to             % of the principal amount of the notes. Any of these securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the public offering price of up to             % of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the notes at the price and upon the terms stated in the underwriting agreement and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per note (expressed as a percentage of the principal amount of notes) and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional notes:

Full exercise
No exercise

Per note		%		%
Total	$		$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $750,000.

In compliance with guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and our directors have entered into lock-up agreements with the underwriters. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. Under these agreements, subject to certain exceptions, we will not, without the prior approval of UBS Securities LLC and Banc of America Securities LLC:

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issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any of our common stock, any of our debt securities or any other securities that are substantially similar to our common stock or the notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing,

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file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any of our common stock, any of our debt securities or any other securities that are substantially similar to our common stock or the notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing,

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, any of our debt securities or any other securities that are substantially similar to our common stock or the notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, or

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publicly announce an intention to effect any of the foregoing transactions.

Our lock-up agreement will not apply to:

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the issuance of the notes in this offering,

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the issuance of common stock upon conversion of the notes,

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our entry into any warrant transaction described under "Purchase of convertible note hedge and sale of warrants,"

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issuances of common stock upon the exercise of outstanding options, restricted stock units or warrants, or

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the issuance of employee stock options or restricted stock units not exercisable during the lock-up period pursuant to our existing stock option plans.

Our executive officers and directors have agreed that they will not, without the prior approval of UBS Securities LLC and Banc of America Securities LLC:

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sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any of our common stock, any of our debt securities or any other securities that are substantially similar to our common stock or the notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing,

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, any of our debt securities or any other securities that are substantially similar to our common stock or the notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

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publicly announce an intention to effect any of the foregoing transactions.

The lock-up agreements entered into by our executive officers and directors will not apply to:

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sales pursuant to existing plans under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended,

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bona fide gifts, provided the recipient agrees to be bound by the lock-up restrictions or

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dispositions to any trust for the direct or indirect benefit of an executive officer or director and/or an immediate family member, provided that the trust agrees to be bound by the lock-up restrictions.

The 90-day lock-up period is subject to extension if:

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during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or

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prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the lock-up period, then, unless an exemption under the NASD's rules applies, the lock-up period will continue until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

UBS Securities LLC and Banc of America Securities LLC may waive any of these restrictions at any time, in their sole discretion, without notice.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW ISSUE OF SECURITIES

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Our common stock is currently quoted on the Nasdaq Global Select Market under the symbol "ELNK." We intend to list the shares of common stock issuable upon conversion of the notes on the Nasdaq Global Select Market.

PRICE-STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes and our common stock, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids; and

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syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which they may purchase notes through the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the offering of the notes, we expect to enter into a convertible note hedge transaction and warrant transaction with one or more financial institutions, one or more of which may be affiliates of the underwriters. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes. We intend to use a portion of the net proceeds of this offering and of the warrants that we expect to sell to such financial institutions to pay the cost of the convertible note hedge that we expect to purchase from the same party. We estimate that the net cost of the convertible note hedge and warrant transactions will be approximately $             . If the underwriters exercise their over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes and from the sale of corresponding additional warrants to purchase an additional convertible note hedge. In connection with hedging these transactions, the relevant financial institutions or their affiliates (which may include affiliates of the underwriters):

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may enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock concurrently with or shortly after the pricing of the notes; and

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may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of the notes).

These purchases may raise or maintain the market price of our common stock and the notes above independent market levels, prevent or retard a decline in the market price of our common stock or the notes or cause fluctuations in our stock price, which may be significant.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

We and the underwriters do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, we and the underwriters do not make any representation that the relevant financial institutions or their affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

See "Purchase of convertible note hedge and sale of warrants."

AFFILIATIONS

Certain of the underwriters or their affiliates have in the past provided commercial banking, financial advisory, investment banking or other services for us and our affiliates, for which they received customary fees. The underwriters and their affiliates may in the future provide these types of services to us and our affiliates.

In addition, as noted above, in connection with this offering of notes, we expect to enter into a convertible note hedge transaction and warrant transaction with one or more third party financial institutions that may include the underwriters or affiliates thereof.

Legal matters

The validity of the notes offered by this prospectus supplement will be passed upon for us by Troutman Sanders LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell.

Independent registered public accounting firm

The financial statements of EarthLink, Inc. as of December 31, 2004 and 2005 and for the years then ended, incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

Common Stock, par value $0.01 per share
Convertible Debt Securities

We may offer and sell from time to time in one or more offerings convertible debt securities or shares of our common stock, par value $0.01 per share, including shares of common stock issuable upon conversion or exchange of convertible debt securities. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol "ELNK." On November 10, 2006, the last reported sale price for our common stock was $6.80 per share.

We do not expect our convertible debt securities to be listed on any securities exchange or over-the-counter market.

Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell the securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in the applicable prospectus supplement.

The date of this prospectus is November 13, 2006

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF DOCUMENTS BY REFERENCE	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	4
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	4
DIVIDEND POLICY	5
LEGAL MATTERS	5
EXPERTS	5

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any of the securities or any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to make a statement that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement. If any person does make a statement that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement, you should not rely on it. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed materially since that date.

        References in this prospectus to "EarthLink," the "Company," "we," "us" and "our" refer to EarthLink, Inc. and its subsidiaries, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about registrants that file electronically with the SEC, including us. Our recent SEC filings are also available to the public free of charge at our website at www.earthlink.net. Except for the documents described below, information on our web site is not incorporated by reference into this prospectus.

        Our common stock is quoted on The Nasdaq Global Select Market under the symbol "ELNK," and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we have sold all of the securities to which this prospectus relates. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

2

        We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including portions of our Proxy Statement for our 2006 Annual Meeting of Stockholders held on May 2, 2006 to the extent specifically incorporated by reference therein;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

  •
  our Current Reports on Form 8-K, filed with the SEC on January 27, 2006, February 23, 2006, February 24, 2006, February 28, 2006, March 21, 2006, March 30, 2006, April 14, 2006, April 24, 2006, May 5, 2006, May 15, 2006, August 4, 2006 and October 30, 2006;

  •
  the description of our common stock, $0.01 par value per share, contained in the Registration Statement on Form 8-A (Registration No. 001-15605) filed with the SEC on January 7, 2000, including any amendments or reports filed for the purpose of updating that description; and

  •
  the description of our stockholders' rights plan contained in the Registration Statement on Form 8-A (Registration No. 001-15605) filed with the SEC on August 6, 2002, including any amendments or reports filed for the purpose of updating that description.

        You may request a copy of these filings, at no cost, by writing to us at the following address or by calling us at (404) 815-0770 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time: Investor Relations, EarthLink, Inc., 1375 Peachtree Street, Atlanta, Georgia 30309. These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.earthlink.net. Except for the documents described above, information on our web site is not incorporated by reference into this prospectus.

        The mailing address of our principal executive offices is 1375 Peachtree Street, Atlanta, Georgia 30309, and our telephone number at that location is (404) 815-0770.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein include "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop or offer new products and services in a cost-effective or timely manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which could result in operating difficulties; (7) that the continued decline of our narrowband revenues would adversely affect us;

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(8) that we may not be able to successfully execute our broadband strategy which could materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if incumbent local exchange carriers and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial and alliance arrangements may not be renewed, may be terminated, or may not be as beneficial to us as we anticipate; (11) that the market for Voice over Internet Protocol services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (14) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (15) that service interruptions or impediments could harm our business; (16) that business failures and mergers in the telecommunications industry may inhibit our ability to manage our costs; (17) that government regulations could force us to change our business practices; (18) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (19) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (20) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (21) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (22) that we may be unable to hire and retain qualified personnel, including our key executive officers; (23) that our stock price has been volatile and may continue to be volatile; (24) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (25) that some other unforeseen difficulties may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management's expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included herein and in our Annual Report on Form 10-K for the year ended December 31, 2005.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, we expect to use the net proceeds from the offerings for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Fiscal Years Ended					Nine Months Ended
	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	September 30, 2005	September 30, 2006
Ratio of earnings to fixed charges(1)	—(2)	—(2)	—(2)	21.6x	47.9x	49.4x	24.1x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes, excluding net losses of equity affiliate and fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

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(2)
For the years ended December 31, 2001, 2002 and 2003, fixed charges exceeded earnings by approximately $341.1 million, $148.0 million and $62.2 million, respectively, due primarily to EarthLink's loss from continuing operations before income taxes.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Troutman Sanders LLP.

EXPERTS

        The consolidated financial statements of EarthLink, Inc. appearing in EarthLink, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005, and EarthLink, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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QuickLinks

  Summary
  The offering
  Summary historical condensed consolidated financial data
  Risk factors
  Use of proceeds
  Market price of common stock
  Dividend policy
  Capitalization
  Description of the notes
  Purchase of convertible note hedge and sale of warrants
  Description of capital stock
  Certain U.S. federal income tax considerations
  Underwriting
  Legal matters
  Independent registered public accounting firm

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
LEGAL MATTERS
EXPERTS